Exhibit 10.20

EXECUTION COPY

AMENDED AND RESTATED

PERSONAL LINES

STOCK AND ASSET PURCHASE AGREEMENT

BETWEEN

ACP RE, LTD

AND

NATIONAL GENERAL HOLDINGS CORP.

EFFECTIVE AS OF JANUARY 3, 2014

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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EXHIBITS

Exhibit A	List of Companies
Exhibit B	Personal Lines Bill of Sale and General Assignment and Assumption Agreement
Exhibit C	Personal Lines Reinsurance Agreement
Exhibit D	Loss Portfolio Transfer Agreement

DISCLOSURE SCHEDULE

Section	Description

Section 3.2	Capital Structure; Certain Indebtedness
Section 3.4	Noncontravention; Consents
Section 4.3	Noncontravention; Consents
Section 7.1(d)	Consents

AMENDED AND RESTATED

PERSONAL LINES

STOCK AND ASSET PURCHASE AGREEMENT

This AMENDED AND RESTATED PERSONAL LINES STOCK AND ASSET PURCHASE AGREEMENT, dated as of January 27, 2014 and effective as of January 3, 2014 (this “Agreement”), among ACP Re, Ltd (“Seller”), a Bermuda corporation, and National General Holdings Corp. (“Buyer”), a Delaware corporation amends and restates in its entirety the Personal Lines Stock and Asset Purchase Agreement among the parties hereto dated as of January 3, 2014.

WHEREAS, Seller, Buyer and AmTrust Financial Services, Inc., a Delaware corporation (“AmTrust”) are jointly entering into a series of related agreements for the purpose of acquiring Tower Group International, Ltd. (“Tower”), a Bermuda insurance holding company which transacts commercial and personal lines insurance business in the United States through fifteen (15) insurance company Subsidiaries, including the Companies which are the subject of this Agreement;

WHEREAS, pursuant to their joint acquisition of Tower, Buyer is acquiring Tower’s Personal Lines Business, AmTrust is acquiring Tower’s Commercial Lines Business and Seller is acquiring the run-off of Tower’s pre-Cut-Through Business through this Agreement, the Merger Agreement and Commercial Lines Purchase Agreement, each as described herein, which, in order to effectuate the joint acquisition of Tower, are conditioned on the execution, delivery and closing of each other agreement;

WHEREAS, Seller, pursuant to that certain Merger Agreement among Seller, Merger Sub and Tower dated as of this date (the “Merger Agreement”) is acquiring Tower and its Subsidiaries, including, indirectly, all of the issued and outstanding shares of capital stock or other equity interests of the companies as set forth on Exhibit A (the “Companies”), through the merger of Merger Sub with and into Tower with Tower surviving such merger (the “Merger”) and Buyer and AmTrust are acquiring, respectively, the Personal Lines Business and Commercial Lines Business of Tower and its Affiliates through this Agreement and the related Commercial Lines Purchase Agreement;

WHEREAS, following the consummation of the Merger, certain of the Tower insurance Subsidiaries acquired by Seller will transfer to Seller (i) surplus notes of Mountain Valley Indemnity Company, an insurance company organized under the laws of New Hampshire (“Mountain Valley”), in the aggregate principal amount of $70.7 million (the “Adirondack Surplus Note”) and (ii) surplus notes of NJ Skyland Insurance Company, an insurance company organized under the laws of New Jersey (“NJ Skyland”), in the aggregate principal amount of $31.25 million (the “NJ Skyland Surplus Note”, together with the Adirondack Surplus Note, collectively, the “Surplus Notes” and, individually, a “Surplus Note”);

WHEREAS, Adirondack AIF LLC, a New York limited liability company (“AAIF”), is the Insurance Manager of Adirondack Insurance Exchange and Mountain Valley pursuant to an Insurance Management Service Agreement between AAIF and such exchange (as amended, the

“Adirondack Management Service Agreement”), and New Jersey Skylands Management, LLC, a Delaware limited liability company (“NJSM,” together with AAIF, the “AIFs”), is the Insurance Manager of NJ Skyland Insurance Company, an insurance company organized under the laws of New Jersey (“NJSIC”), pursuant to an Insurance Management Service Agreement dated July 15, 2002 between NJSM and NJSIC (as amended, the “NJ Skylands Management Service Agreement,” together with the Adirondack Management Service Agreement, collectively, the “Management Service Agreements” and, individually, a “Management Service Agreement”);

WHEREAS, in accordance with Buyer’s, Seller’s and AmTrust’s joint acquisition of Tower, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller or its applicable Subsidiary, the Shares and the Purchased Assets pursuant to the Personal Lines Bill of Sale and General Assignment and Assumption Agreement, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and of the mutual benefits to be derived from this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

“AAIF” has the meaning set forth in the Recitals.

“AIFs” has the meaning set forth in the Recitals.

“Adirondack Management Service Agreement” has the meaning set forth in the Recitals.

“Adirondack Surplus Note” has the meaning set forth in the Recitals.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including its correlative meanings “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership or securities or partnership or other ownership interests, by contract or otherwise).

“Aggregate Surplus” means the total aggregate Surplus of the Companies on the Transaction Closing Date.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“AmTrust” has the meaning set forth in the Recitals.

“Applicable Law” means any domestic or foreign federal, state or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Entity pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the parties hereto.

“Applicable Rate” means the prime rate of interest reported from time to time in The Wall Street Journal.

“Personal Lines Bill of Sale and General Assignment and Assumption Agreement” means the Personal Lines Bill of Sale and General Assignment and Assumption Agreement dated as of the Transaction Closing Date among the Seller, Affiliates of Tower acquired by Seller and the Buyer in the form annexed as Exhibit B.

“Books and Records” means all customer lists, policy information, contracts, administrative manuals, sales records, underwriting records, financial records, compliance records prepared for or filed with regulators of Tower or its Affiliates, tax records and all other documents and information related to the operation of the Personal Lines Business, each in the possession or control of the Seller or its Affiliates, whether or not stored in hardcopy form or on electronic, magnetic or optical media (to the extent not subject to licensing restrictions). Books and Records shall not include Seller’s organizational documents, minute books, stock ledgers, tax returns (including working papers with respect to the Seller).

“Business Day” means any day other than a Saturday, Sunday or other day on which banking institutions in New York are required or authorized by law or executive order to be closed.

“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

“Buyer Transition Service” has the meaning set forth in Section 5.7(b).

“Commercial Lines Business” has the meaning set forth in the Commercial Lines Purchase Agreement.

“Commercial Lines Companies” means the Subsidiaries of Tower acquired by AmTrust pursuant to the Commercial Lines Purchase Agreement.

“Commercial Lines Cut-Through QSA” means that certain Commercial Lines Cut-Through Quota Share Reinsurance Agreement dated as of the date hereof among Technology Insurance Company, Inc. and certain Tower Affiliates, whereby Technology Insurance Company, Inc. is reinsuring certain commercial lines new policies relating to the Commercial Lines Business.

“Commercial Lines Purchase Agreement” means that certain Commercial Lines Stock Purchase Agreement dated of even date herewith by and between ACP Re and AmTrust, whereby AmTrust is purchasing all of the capital stock of certain Subsidiaries of Tower and the renewal rights and certain other assets related to the Commercial Lines Business of the Companies.

“Company” or “Companies” has the meaning set forth in the Recitals.

“Company Material Adverse Effect” means any Material Adverse Effect (as defined in the Merger Agreement).

“Cut-Through Business” means the Commercial Lines Business and Personal Lines Business reinsured by, respectively, Affiliates of Buyer and Affiliates of AmTrust pursuant to the Commercial Lines Cut-Through QSA and Personal Lines Cut-Through QSA between Tower and Affiliates of Seller and Tower and Affiliates of AmTrust.

“Disclosure Schedule” means the Disclosure Schedule delivered in connection with, and constituting a part of, this Agreement.

“Effective Time” has the meaning set forth in Section 2.2.

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.6(a).

“Estimated Purchase Price” shall mean the estimated Aggregate Surplus as of the Transaction Closing Date.

“Final Closing Balance Sheet” has the meaning set forth in Section 2.6(c).

“Governmental Entity” has the meaning set forth in Section 3.4.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” has the meaning set forth in Section 8.2(a).

“Indemnifying Party” has the meaning set forth in Section 8.2(a).

“Insurance Regulators” means all Governmental Entities regulating the business of insurance under Applicable Laws.

“Liens” has the meaning set forth in Section 3.2.

“Losses” means any and all liabilities, claims, obligations, losses, costs, disbursements, penalties, fines, expenses (including reasonable attorneys’, accountants’ and other out-of-pocket professional fees and expenses incurred in the investigation, collection, prosecution or defense or any claims, whether or not involving any third party) and damages, but excluding lost profits or any punitive, exemplary, consequential or similar damages (other than lost profits or any punitive, exemplary, consequential or similar damages actually paid to a third party in a Third Party Claim).

“LPT Agreement” means that certain Loss Portfolio Transfer Agreement dated as of the Transaction Closing Date between CastlePoint Reinsurance Company, Ltd. Or Tower Reinsurance, Ltd., as agreed to by the parties, and Affiliates of Tower in the form of Exhibit D attached hereto whereby CastlePoint Reinsurance Company, Ltd. or Tower Reinsurance, Ltd. will reinsure the loss reserves of the Companies as of the Transaction Closing Date, but not unearned premium reserves of the of the Companies.

“Management Service Agreements” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” means the subsidiary of ACP Re that will merge with Tower pursuant to the Merger Agreement.

“Mountain Valley” has the meaning set forth in the Recitals.

“NJ Skyland” has the meaning set forth in the Recitals.

“NJ Skyland Surplus Note” has the meaning set forth in the Recitals.

“NJ Skylands Management Service Agreement” has the meaning set forth in the Recitals.

“NJSIC” has the meaning set forth in the Recitals.

“NJSM” has the meaning set forth in the Recitals.

“Note Purchase Price” has the meaning set forth in Section 5.9.

“Outside Accountants” has the meaning set forth in Section 2.6(d)(i).

“Parent Material Adverse Effect” means any Parent Material Adverse Effect (as defined in the Merger Agreement).

“Permitted Liens” means (a) Liens for Taxes or assessments and similar charges, which either are (i) not delinquent or (ii) being contested in good faith and by any appropriate action or proceeding, and adequate reserves (as determined in accordance with SAP) have been established on the Seller’s books with respect thereto, (b) Liens to secure, landlords, sublandlords, licensors, sublicensors or licensees under real estate leases, licenses or other rental or lease agreements, (c) deposits or pledges made in connection with, or to secure payment of, utilities or similar services, workers’ compensation, unemployment insurance, pension or other social security, governmental insurance and governmental benefits mandated under Applicable Laws, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations,

(d) mechanics’, materialmen’s or contractors’ Liens or any similar statutory Lien for amounts not yet due and payable and incurred in the ordinary course of business, (e) zoning, entitlement, building and other similar restrictions which are not violated by the current conduct of the Personal Lines Business, (f) purchase money Liens in any property acquired by the Companies in the ordinary course of business and (g) easements, covenants, rights of way or other encumbrances or restrictions, if any, that do not impair the use of the assets to which they relate.

“Person” means an individual, corporation, partnership (limited or general), joint venture, limited liability company, association, trust, unincorporated organization or other entity.

“Personal Lines Business” means all insurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance, including all supplements, riders, endorsements, renewals and extensions for personal automobile liability and personal physical damage, homeowners, personal excess and personal umbrella coverage issued by the Companies.

“Personal Lines Cut-Through QSA” means that certain Personal Lines Cut-Through Quota Share Reinsurance Agreement dated as of the date hereof among Integon National Insurance Company and certain Tower Affiliates, whereby Integon National Insurance Company is reinsuring certain personal lines new policies relating to the Personal Lines Business.

“Personal Lines Reinsurance Agreement” means that certain Personal Lines Quota Share Reinsurance Agreement dated as of the Transaction Closing Date among Integon National Insurance Company and the Commercial Lines Companies in the form of Exhibit C attached hereto.

“Pre-Closing Month End” means the last day of the last full month ending prior to the Transaction Closing Date.

“Post-Closing Purchased Assets” has the meaning set forth in Section 5.8

“Preliminary Closing Balance Sheet” has the meaning set forth in Section 2.6(b).

“Purchased Assets” means the Renewal Rights and assets listed on Exhibit A to the Personal Lines Bill of Sale and General Assignment and Assumption Agreement.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchase Price Calculations” has the meaning set forth in Section 2.6(b).

“Regulatory Approvals” means all approvals, consents and authorizations of the transactions contemplated by this Agreement required under applicable state insurance or insurance holding company laws, including without limitation all approvals, consents and authorizations required by the New York Department of Financial Services, the New Hampshire Department of Insurance, the Massachusetts Division of Insurance, the New

Jersey Department of Banking and Insurance, the Maine Bureau of Insurance and any other state insurance regulator whose approval is required to consummate any of the transactions contemplated by this Agreement.

“Renewal Rights” means the right from and after the Transaction Closing to renew or replace all insurance contracts issued by Tower or its Affiliates (other than the Companies) as part of the Personal Lines Business prior to the Closing Date, including all of (i) Tower or its Affiliates’ (other than the Companies) right to produce such insurance contracts with respect to policyholders, if any, (ii) the expiration data relating to such insurance contracts, (iii) all Books and Records pertaining to such insurance contracts and policyholders, (iv) the policyholder and producer lists owned or used by Tower or the Affiliates of Tower (other than the Companies) in the conduct of the Personal Lines Business, and (v) the relationships that Tower or the Affiliates of Tower (other than the Companies) enjoy with each of the producers. For the avoidance of doubt, the Buyer acknowledges and agrees that the Seller does not have the power or ability to require any policyholder or producer to write or renew any policies following the Transaction Closing Date, upon expiration or otherwise.

“SAP” means, with respect to any Company or Subsidiary, the applicable statutory accounting principles (or local equivalents in the applicable jurisdiction) prescribed by the applicable Insurance Regulator under Applicable Law.

“Securities Act” has the meaning set forth in Section 4.4.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Transition Service” has the meaning set forth in Section 5.7(a).

“Shares” means the outstanding shares of capital stock or other outstanding equity interests of the Companies.

“Subsidiary” of any Person means another Person 50% or more of the total combined voting power of all classes of capital stock or other voting interests of which, or 50% or more of the equity securities of which, is owned directly or indirectly by such first Person.

“Surplus” means as of any date the surplus of each of the Companies determined in accordance with SAP (in the manner reflected in line 36 of the “Liabilities, Surplus and Other Funds” page of each of the Companies’ unaudited statutory Quarterly Statement); provided that the Surplus as of the Closing Date shall be determined after giving effect to the transactions contemplated by the LPT Agreement and the final determination of the loss reserves transferred thereunder.

“Surplus Notes” has the meaning set forth in the Recitals.

“Taxes” means all federal, state, local and foreign taxes of any kind, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem,

franchise, profits, value added, property or windfall profits taxes, or similar fees, assessments or charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a tax return), together with any interest and any penalties, additions to tax or additional amounts imposed thereon by any Taxing Authority, domestic or foreign.

“Taxing Authority” means any Governmental Entity or other Person responsible for and having jurisdiction over, the administration of Taxes.

“Third Party Claim” has the meaning set forth in Section 8.2(a).

“Tower” has the meaning set forth in the Recitals.

“Transaction Closing” has the meaning set forth in Section 2.2.

“Transaction Closing Date” has the meaning set forth in Section 2.2.

“Transaction Documents” means this Agreement, the Personal Lines Bill of Sale and General Assignment and Assumption Agreement, the LPT Agreement and the Personal Lines Reinsurance Agreement.

“Transition Services Agreement” has the meaning set forth in Section 5.7(c) .

“Unresolved Changes” has the meaning set forth in Section 2.6(d)(i).

“Wire Transfer” means a payment in immediately available funds by wire transfer in lawful money of the United States of America to such account or accounts as shall have been designated by notice to the paying party.

ARTICLE II

PURCHASE OF THE SHARES AND ASSETS

Section 2.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Transaction Closing, Seller shall cause all its applicable Subsidiaries directly owning the Shares to sell all of the Shares to Buyer and all its applicable Subsidiaries directly owning the Purchased Assets to sell, transfer, assign, convey and deliver to Buyer the Purchased Assets, and Buyer shall purchase all of the Shares and Purchased Assets from Seller or such Subsidiaries, free and clear of all Liens, except for Permitted Liens only with respect to the Purchased Assets, for an amount (the “Purchase Price”) equal to (a) the Aggregate Surplus, plus (b) $7,500,000. The Aggregate Surplus portion of the Purchase Price shall be allocated among the Shares pro rata based upon the Surplus of the respective Company and $7,500,000 shall be allocated to the AIFs.

Section 2.2 Closing. Unless this Agreement shall have been terminated pursuant to Section 9.1, and subject to the satisfaction or waiver of each of the conditions set forth in Article VII, the closing of the purchase and sale of the Shares and Purchased Assets (the “Transaction Closing”) shall take place at 10:00 a.m. on the “Closing Date” (as defined in the Merger

Agreement), at the same location as the “Closing” (as defined in the Merger Agreement). The effective date and time of the Transaction Closing are herein referred to as the “Transaction Closing Date.” All of the contemplated transactions under this Agreement shall be deemed to be consummated as of 11:59:59 p.m. Eastern Time on the Transaction Closing Date (the “Effective Time”) and all actions taken at Transaction Closing shall be deemed to have occurred simultaneously and shall be deemed effective as of the dates and times specified in this Agreement.

Section 2.3 Payment of Purchase Price and Delivery of Shares and Purchased Assets. At the Transaction Closing:

(a) Buyer shall pay to Seller the Estimated Purchase Price by Wire Transfer; and

(b) Seller shall cause its Subsidiaries directly owning the Shares to deliver to Buyer the Shares, duly endorsed in blank or with stock powers or other proper instruments of assignment duly endorsed in blank, in proper form for transfer, with all appropriate stock transfer tax stamps affixed.

Section 2.4 Seller’s Transaction Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article VII, at the Transaction Closing, Seller shall deliver to Buyer all of the following:

(a) FIRPTA Certificate. Unless the Seller is a foreign person, a certification from Seller and signed by a responsible officer of Seller, as contemplated under Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that Seller is not a foreign person.

(b) Stock Certificates. The stock certificates representing the Shares, accompanied by stock powers duly executed in blank, or other proper instruments of assignment duly endorsed in blank, by Seller’s Subsidiaries directly owning such Shares in respect of the Shares of each Company.

(c) Transaction Documents. A copy of each Transaction Document (other than this Agreement) executed by Seller and any of its Affiliates prior to giving effect to this Agreement and the Commercial Lines Purchase Agreement.

Section 2.5 Buyer’s Transaction Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article VII, at the Transaction Closing, Buyer shall deliver to Seller all of the following:

(a) Transaction Documents. A copy of each Transaction Document (other than this Agreement) executed by Buyer.

(b) Purchase Price. Payment by Wire Transfer for the of the Estimated Purchase Price.

Section 2.6 Estimated Closing Balance Sheet; Final Closing Balance Sheet.

(a) At least five (5) Business Days prior to the Transaction Closing Date, Seller shall deliver to Buyer a pro forma balance sheet of the Companies as of the Pre-Closing Month End determined on a combined basis in accordance with SAP that shall include a calculation of the Estimated Purchase Price (the “Estimated Closing Balance Sheet”).

(b) Not later than ninety (90) days after the Transaction Closing Date, Buyer shall cause the combined balance sheet of the Companies to be prepared as of the close of business on the Transaction Closing Date in accordance with SAP, and shall deliver such balance sheet to Seller (the “Preliminary Closing Balance Sheet”), which balance sheet shall include Buyer’s calculation of the Aggregate Surplus as of the Transaction Closing Date (the “Purchase Price Calculations”).

(c) If, within sixty (60) days following its receipt of the Preliminary Closing Balance Sheet, Seller does not dispute the Preliminary Closing Balance Sheet or the Purchase Price Calculations, the Preliminary Closing Balance Sheet shall be deemed to be the combined balance sheet of the Companies as of the close of business on the Transaction Closing Date (the “Final Closing Balance Sheet”) and the final Purchase Price shall equal the Aggregate Surplus set forth in the Purchase Price Calculations.

(d) In the event Seller has any dispute with regard to the Preliminary Closing Balance Sheet or the Purchase Price Calculations, such dispute shall be resolved in the manner described in this Section 2.6. Seller shall notify Buyer in writing of such dispute within sixty (60) days after Seller’s receipt of the Preliminary Closing Balance Sheet, which notice shall specify in reasonable detail the nature of the dispute.

(i)	During the forty-five (45) day period following Buyer’s receipt of such notice, Buyer and Seller shall attempt to resolve such dispute and to determine the final calculation of the Purchase Price.

(ii)

If, at the end of the forty-five (45) day period specified in subsection (d)(i) above, Buyer and Seller shall have failed to reach a written agreement with respect to all or a portion of such dispute (those items that remain in dispute at the end of such period referred to as the “Unresolved Changes”), the matter shall be referred to a nationally recognized accounting firm (the “Outside Accountants”) jointly selected by Seller and Buyer for review and resolution of any and all matters (but only such matters) which remain in dispute. Buyer and Seller shall instruct their respective accountants to select the Outside Accountants in good faith within ten (10) days. If Buyer’s and Seller’s accountants shall not have agreed upon the Outside Accountants within such ten (10) day period, within an additional five (5) days, they shall each designate an Outside Accountant who has not performed work in the last two (2) years for either Seller or Buyer and with experience in the property and casualty insurance business and the Outside Accountants shall be selected by lot from those two accounting firms. If only one of Seller’s or Buyer’s accountants shall so designate a name of an accounting firm for selection by lot, such accounting firm so designated shall be the Outside Accountants.

(iii)	Each party hereto agrees to execute, if requested by the Outside Accountants, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Outside Accountants shall be borne pro rata by Seller and Buyer in inverse proportion to the allocation of the dollar amount of the Unresolved Changes, in the aggregate, between Buyer and Seller made by the Outside Accountants such that the party with whom the Outside Accountants agree more closely pays a lesser proportion of the fees and expenses. The Outside Accountants shall act as an arbitrator to determine, based solely on the provisions of this Agreement and the presentations by Seller and Buyer, or representatives thereof, and not by independent review, only the resolution of the Unresolved Changes. The Outside Accountants’ resolution of the Unresolved Changes, which for each of the Unresolved Changes shall be within the range of values of the amount claimed by either party as to any of the Unresolved Changes, shall be made within sixty (60) days of the submission of the Unresolved Changes to the Outside Accountants and shall be set forth in a written statement delivered to Seller and Buyer and shall be deemed to be mutually agreed upon by Buyer and Seller for all purposes of this Agreement. Any changes to the Preliminary Closing Balance Sheet resulting from such resolution of the Unresolved Changes shall be made, and such Preliminary Closing Balance Sheet, as so changed, shall be the Final Closing Balance Sheet and the final Purchase Price as of the close of business on the Transaction Closing Date shall be the Aggregate Surplus recalculated to reflect the Final Closing Balance Sheet.

(e) At all times prior to the determination of the Final Closing Balance Sheet, the final Purchase Price, Buyer shall, and shall cause the Companies to, cooperate fully with Seller and Seller’s authorized representatives, including providing, on a timely basis, all information necessary or useful in reviewing the Preliminary Closing Balance Sheet, and require Company employees who remain employees of the Companies following the Transaction Closing Date to assist Seller and Seller’s authorized representatives in the review of the Preliminary Closing Balance Sheet and the Purchase Price Calculations.

(f) Notwithstanding anything to the contrary contained herein:

(i)	The accounting principles for determining (A) the Preliminary Closing Balance Sheet and the Final Closing Balance Sheet, or (B) the Purchase Price Calculations, shall be the same SAP principles applied in such Companies’ past practices; and

(ii)	In the event the Transaction Closing Date shall not be the end of a fiscal quarter end, the reserves of each Company as of the Transaction Closing Date reflected in the Final Closing Balance Sheet shall be calculated and determined using the reserving practices and procedures applicable to the preparation of the balance sheet of such Company as of such fiscal quarter end.

Section 2.7 Adjustment to Purchase Price. If, the Estimated Purchase Price shall exceed the final Purchase Price determined pursuant to Section 2.6, the Seller shall pay to Buyer, as an adjustment to the Purchase Price, in a manner and with interest as provided in Section 2.8, the amount of such excess. If, the Estimated Purchase Price is less than the final Purchase Price determined pursuant to Section 2.6, Buyer shall pay to Seller, as an adjustment to the Purchase Price, in a manner and with interest as provided in Section 2.8, the amount of such deficiency.

Section 2.8 Payment and Interest.

(a) Any payment pursuant to Section 2.7 shall be made by the party obligated to make such payment within five (5) Business Days after the Purchase Price has been finally determined, by wire transfer to the party entitled to receive such payment of immediately available funds to an account designated by such recipient.

(b) The amount of any payment pursuant to Section 2.7 shall bear interest from and including the Transaction Closing Date but excluding the date of payment at the Applicable Rate.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF SELLER

Subject to the exceptions and qualifications set forth in the Disclosure Schedule, Seller represents and warrants to Buyer as follows:

Section 3.1 Organization, Standing and Corporate Power. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted.

Section 3.2 Capital Structure; Certain Indebtedness. Section 3.2 of the Disclosure Schedule sets forth, as of the date of this Agreement, the name and jurisdiction of organization of each the Companies. Except as set forth in Section 3.2 of the Disclosure Schedule, all of the issued and outstanding shares of capital stock of, or other equity or voting interests in, each of the Companies (except for directors’ qualifying shares) are owned directly or indirectly, beneficially and of record, by Seller free and clear of all pledges, restrictions, claims, liens, charges, encumbrances and security interests of any kind (collectively, “Liens”) and material transfer restrictions, except for such Liens and transfer restrictions of general applicability as may be created under the Securities Act or other securities Applicable Laws. Each issued and outstanding share of capital stock of each of the Companies is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and there are no subscriptions, options, warrants, rights, calls, contracts or other commitments, understandings, restrictions or arrangements relating to the issuance, acquisition, redemption, repurchase or sale of any shares of capital stock or other equity or voting interests of any of the Companies, including any right of conversion or exchange under any outstanding security, instrument or agreement, any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any securities of any of the Companies. None of the Companies has any outstanding equity compensation or similar plans relating to the capital stock of, or other equity or voting interests in, any of the Companies. Neither the Seller nor any of the Companies has any obligation to make any payments based on the price or value of any securities of any of the Companies or dividends paid thereon.

Section 3.3 Authority. Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and no other corporate action or proceeding on the part of Seller or any Affiliate of Seller is necessary (including any shareholder vote). This Agreement has been duly executed and delivered by Seller and, assuming this Agreement constitutes the valid, legal and binding agreement of Buyer, constitutes a valid, legal and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 3.4 Noncontravention; Consents. Neither the execution and delivery of this Agreement by Seller, nor the consummation by Seller of the transactions contemplated by this Agreement, nor performance or compliance by Seller with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate or articles of incorporation, code of regulations, by-laws or other comparable charter or organizational documents of Seller or (ii) assuming (A) that the actions described in Section 4.02(a) of the Merger Agreement have been completed, (B) that the authorizations, consents and approvals referred to in this Section 3.4 are obtained and (C) that the filings referred to in this Section 3.4 are made and any waiting periods thereunder have terminated or expired, in the case of each of clauses (A) through (C), prior to the Effective Time, (x) conflict with, contravene or violate any Law, judgment, writ or injunction of any Governmental Entity applicable to Seller or the Companies or (y) conflict with, contravene or violate or constitute a default or breach under any of the terms, conditions or provisions of any Contract to which Seller or any of the Companies is a party or accelerate Seller’s or any of the Companies’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not reasonably be expected to have a Parent Material Adverse Effect. Except for (a) compliance with the applicable requirements of the Exchange Act, (b) compliance with the rules and regulations of the NASDAQ Stock Market, (c) the filing of appropriate documents with the relevant authorities of other jurisdictions in which any of the Companies is qualified to do business, (d) filings required under, and compliance with other applicable requirements of, the HSR Act, and such other consents, approvals, filings, authorizations, declarations or registrations as are required to be made or obtained under any non-U.S. Antitrust Laws, in each case as set forth in Section 3.4 of the Disclosure Schedule, (e) compliance with any applicable state securities or blue sky laws and (f) the Regulatory Approvals as set forth in Section 3.4 of the Disclosure Schedule, no consent or approval of, action by or in respect of, or filing, license, permit or authorization, declaration or registration with, any court or governmental or regulatory authority or agency, domestic or foreign (a “Governmental Entity”), the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereunder, other than such other consents, approvals, filings, licenses, permits or authorizations, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have a Material Adverse Effect.

Section 3.5 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Companies.

Section 3.6 Litigation. There is no suit, action, proceeding or arbitration pending or threatened, to the knowledge of Seller, in writing against or affecting Seller or any Affiliate of Seller that (i) seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or (ii) would reasonably be expected to impair the ability of Seller to consummate any of the transactions contemplated by this Agreement.

Section 3.7 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of Seller or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Companies furnished or made available to Buyer and its representatives.

Section 3.8 Merger Agreement Representations, Warranties and Covenants.

(a) To Seller’s knowledge, the representations and warranties set forth in the Merger Agreement are true and correct as of the date hereof and shall be true and correct as of the Closing Date (as defined in the Merger Agreement). For the avoidance of doubt, all qualifiers as to materiality, material adverse effect and all other qualifiers contained in such representations and warranties in the Merger Agreement shall be given effect in the determination of the accuracy of such representations and warranties pursuant to this Section 3.8(a).

(b) To Seller’s knowledge, there has been (i) no breach by Tower of any of its representations and warranties set forth in the Merger Agreement; (ii) no material failure on Tower’s part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; or (iii) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of Tower’s representations or warranties under the Merger Agreement, which in any case or in the aggregate would reasonably be expected to cause any condition to the consummation of the Merger to fail to be satisfied.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to the exceptions and qualifications set forth in the Disclosure Schedule, Buyer represents and warrants to Seller as follows:

Section 4.1 Organization, Standing and Corporate Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted.

Section 4.2 Authority. Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Buyer. No action by the stockholders of Buyer is necessary to authorize the execution and delivery by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming this Agreement constitutes the valid, legal and binding agreement of Seller, constitutes a valid, legal and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 Noncontravention; Consents. The execution and delivery of this Agreement do not, and except as disclosed in Section 4.3 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, be prohibited by, or require any approval that has not already been obtained under, any of the provisions of the certificate of incorporation or the by-laws of Buyer or the comparable organizational documents of any of its Subsidiaries, (ii) subject to the matters referred to in the next sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, be prohibited by, require approval or consent under, give rise to a right of termination under, or result in the creation of any Lien (other than a Permitted Lien) on any property or asset of Buyer or any of its Affiliates under, any agreement, permit, franchise, license or instrument to which Buyer or any of its Subsidiaries is a party or (iii) subject to the matters referred to in the next sentence, contravene, be prohibited by, or require approval or consent under, any Applicable Law, judgment, injunction or award applicable to Buyer or any of its Subsidiaries, which, in the case of clauses (ii) and (iii) above, would materially impair the ability of Buyer to consummate any of the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of any of the transactions contemplated hereby, except for (i) if required, the filing of pre-merger notification and report forms under the HSR Act, (ii) the approvals, filings and notices required under the insurance laws of the jurisdictions set forth in Section 4.3 of the Disclosure Schedule, (iii) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 4.3 of the Disclosure Schedule and (iv) such other consents, approvals, authorizations, declarations, filings or notices that are not required to be set forth pursuant to clauses (ii) and (iii) the failure to obtain or make which, in the aggregate, would not materially impair the ability of Buyer to consummate any of the transactions contemplated hereby.

Section 4.4 Purchase Not for Distribution. The Shares to be acquired under the terms of this Agreement will be acquired by Buyer for its own account and not with a view to distribution. Buyer is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act or any state or foreign securities laws and that the Shares may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and the Shares are registered under any applicable state or foreign securities laws or sold pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities laws.

Section 4.5 Litigation. There is no suit, action, proceeding or arbitration pending or threatened in writing against or affecting Buyer or any Affiliate of Buyer that (i) seeks to restrain or enjoin the consummation of any of the transactions contemplated by this Agreement or (ii) would reasonably be expected to impair the ability of Buyer to consummate any of the transactions contemplated by this Agreement.

Section 4.6 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate.

ARTICLE V

COVENANTS

Section 5.1 Commercially Reasonable Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.2 Consents, Approvals and Filings. Seller and Buyer shall each use their commercially reasonable efforts, and shall cooperate fully with each other (i) to comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement and (ii) to obtain as promptly as practicable all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities and consents or waivers of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement. In connection therewith, Seller and Buyer shall make and cause their respective Affiliates to make all legally required filings as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by this Agreement, and shall provide and shall cause their respective Affiliates to provide such information and communications to Governmental Entities as such Governmental Entities may request. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of all necessary permits, orders or other consents, approvals or authorizations of Governmental Entities and consents or waivers of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement.

Section 5.3 Public Announcements. Until the Transaction Closing Date, the parties hereto shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated hereunder, and shall not issue any such press release or make any such public statement prior to such consultation and joint approval of Buyer and Seller, except as may be required by Applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system provided that, to the extent possible under the circumstances, the party making such disclosure consults with the other party, and considers in good faith the views of the other party, before doing so.

Section 5.4 Further Assurances. Seller and Buyer agree, and Seller, prior to the Transaction Closing, and Buyer, after the Transaction Closing, agree to cause the Companies and each of their Subsidiaries, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

Section 5.5 Notice of Events.

(a) Buyer shall promptly notify Seller, and Seller shall promptly notify Buyer, in writing, upon (1) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the execution of this Agreement or the consummation of the transactions contemplated by this Agreement, or (2) receiving any notice from any Governmental Entity of its intention to (i) institute a suit or proceeding to restrain or enjoin the execution of this Agreement or the consummation of the transactions contemplated by this Agreement or (ii) nullify or render ineffective this Agreement or such transactions if consummated.

(b) During the period from the date hereof to the Transaction Closing Date or the earlier termination of this Agreement, Buyer shall promptly notify the Seller in writing if Buyer becomes aware of: (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties had any such representation or warranty been made as of the time of the Buyer’s discovery of such event, fact or condition; (ii) any material failure on its part or the Seller’s or the Companies’ part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (iii) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of Seller’s representations or warranties hereunder.

(c) During the period from the date hereof to the Transaction Closing Date or the earlier termination of this Agreement, Seller shall promptly notify the Buyer in writing if Seller becomes aware of: (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of its representations or warranties had any such representation or warranty been made as of the time of the Seller’s discovery of such event, fact or condition; (ii) any material failure on its part or the Buyer’s part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; or (iii) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a breach of any of Buyer’s representations or warranties hereunder.

Section 5.6 Merger Agreement. During the period from the date hereof to the Transaction Closing Date or the earlier termination of this Agreement, Seller shall promptly notify the Buyer in writing if Seller becomes aware of: (i) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a material breach of any of Tower’s representations or warranties set forth in the Merger Agreement had any such representation or warranty been made as of the time of the Seller’s discovery of such event, fact or condition; (ii) any material failure on Tower’s part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement; or (iii) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause or constitute a material breach of any of Tower’s representations or warranties under the Merger Agreement. Seller hereby agrees that without Buyer’s written consent that it shall not waive: (i) any material breach by Tower of any of its representation or warranty set forth in the Merger Agreement; or (ii) any material failure by Tower to comply with any covenants or conditions to closing contained in the Merger Agreement.

Section 5.7 Transition Services.

(a) From and after the Transaction Closing until the Transition Services Agreement shall be executed, Seller or its Affiliates shall provide to Buyer and the Companies all usual and customary services and customarily prepared data and information relating to the Personal Lines Business that is reasonably necessary to renew and replace the insurance contracts (the “Seller Transition Service”) at no cost to Buyer; provided that Buyer shall reimburse Seller for its reasonable out-of-pocket costs and expenses in providing the Seller Transition Services paid to Persons not affiliated with Seller who customarily provided such services relating to renewal or replacement of insurance contracts and provided further that Seller and its Affiliates shall not be obligated to provide Seller Transition Services to the extent Seller and its Affiliates are unable to provide such services, data or information because Buyer has employed the Transferred Employees or acquired the assets necessary to provide same.

(b) From and after the Transaction Closing until the Transition Services Agreement shall be executed, Buyer and the Companies shall provide to the Commercial Lines

Companies any usual and customary services and customarily prepared data and information relating to the Commercial Lines Business that is reasonably necessary to renew and replace the insurance contracts under the Commercial Lines Business (the “Buyer Transition Service”) at no cost to the Commercial Lines Companies to the extent Seller and its Affiliates are unable to provide such services, data or information because Buyer has employed the Transferred Employees or acquired the assets necessary to provide same. In consideration of the provision of the Buyer Transition Services, the Commercial Lines Companies shall reimburse Buyer and the Companies for their reasonable out-of-pocket costs and expenses in providing the Buyer Transition Services paid to Persons not affiliated with Buyer who customarily provided such services relating to renewal or replacement of insurance contracts relating to the Commercial Lines Business.

(c) Seller and Buyer shall negotiate with AmTrust in good faith a Transition Services Agreement to take effect following the Transaction Closing Date that among other matters will provide for (i) any Seller Transition Services, Buyer Transition Services or any other services provided by AmTrust or the Commercial Lines Companies to Seller, its Affiliates, the Buyer or the Companies with respect to the renewal or replacement of insurance contracts relating to the Commercial Lines Business or Personal Lines Business and (ii) any services to be provided by AmTrust, the Commercial Lines Companies, Seller, its Affiliates, the Buyer or the Companies that relate to the administration of business in-force as of the Transaction Closing Date (the “Transition Services Agreement”).

Section 5.8 Option to Acquire Assets. By written notice delivered to the Seller and AmTrust within ninety (90) days following the Transaction Closing Date, the Buyer may elect to acquire any assets acquired in the Merger of the Seller or the Affiliates of Tower that are reasonably required to conduct the Personal Lines Business not included among the Companies that have not previously been transferred to AmTrust or the Commercial Lines Companies (the “Post-Closing Purchased Assets”) for no additional consideration. If within ten (10) days following AmTrust’s and Seller’s receipt of such notice, neither AmTrust or Seller has objected to the acquisition of all or any of such Post-Closing Purchased Assets, Seller shall transfer the Post-Closing Purchased Assets as to which no objection shall have been made to Buyer. If AmTrust or Seller provides such written objection, Seller, AmTrust and Buyer shall negotiate in good faith to coordinate the transfer or retention of such Post-Closing Purchased Assets among themselves. If an agreement as to the transfer or retention of any of such Post-Closing Purchased Assets is reached, Seller shall transfer such Post- Closing Purchased Assets in accordance with such agreement. If within thirty (30) days of the delivery of any such objection, Seller, AmTrust and Buyer shall have failed to reach an agreement with respect to the transfer or retention of any of such Post-Closing Purchased Assets to which such objection is related, Seller, Buyer and AmTrust shall enter mediation. In the event pursuant to such mediation the Seller, AmTrust and Buyer shall reach an agreement as the transfer or retention of such Post-Closing Purchased Assets, Seller shall transfer such Post- Closing Purchased Assets in accordance with such agreement.

Section 5.9 Option to Acquire Surplus Notes. By written notice delivered to the Seller within one (1) year following the Transaction Closing Date, the Buyer may elect to acquire the Surplus Notes from Seller for a purchase price equal to the admitted statutory surplus amount of the Surplus Notes, less accrued but unpaid interest (the “Note Purchase Price”). The closing of the purchase of the Surplus Notes shall occur within ninety (90) days following the delivery of such written notice or such earlier time as Seller and Buyer may agree. At such closing, Seller shall sell the Surplus Notes free and clear of all Liens and, in consideration for the payment of the Note Purchase Price to the Seller in immediately available funds, shall deliver to the Buyer one or more original promissory notes representing all of the Surplus Notes, duly endorsed in blank.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.1 Transferred Employees.

(a) From time to time on or after the Transaction Closing Date, upon ten (10) days written notice to Seller and AmTrust (a “Transferred Employee Offer Notice”), subject to subsection (b) below, the Buyer may, or may cause an Affiliate to, offer employment to employees of Tower or its Affiliates that Buyer reasonably determines are necessary for the Commercial Lines Business under terms and conditions satisfying the obligations of the Seller under the Merger Agreement with respect to such employees (the employees who accept such offer of employment shall be referred to as the “Transferred Employees”).

(b) If within ten (10) days following a Transferred Employee Offer Notice, neither National General or Seller has objected to the making of offers of employment to the employees indicated in such Transferred Employee Offer Notice, Buyer may make an offer of employment to such employees. If AmTrust or Seller provides such written objection, Seller, AmTrust and Buyer shall negotiate in good faith to coordinate the employment or retention of such employees among themselves. If an agreement as to the employment or retention of such employees is reached, Buyer may make offers to such employees pursuant to such agreement. If within thirty (30) days of the delivery of any such objection, Seller, AmTrust and Buyer shall have failed to reach an agreement with respect to the employment or retention of such employees, Seller, Buyer and AmTrust shall enter mediation. In the event pursuant to such mediation the Seller, AmTrust and Buyer shall reach an agreement as the employment or retention of such employees, Buyer may make offers of employment to the employees designated in such agreement.

Section 6.2 No Third Party Beneficiary Rights. Nothing contained in this Agreement shall confer upon any employee of Tower or any of its Affiliates any right with respect to continued employment by Buyer or any of its Affiliates. No provision of this Agreement shall create any third-party rights in any such employee, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to such employee by Buyer or any of its Affiliates or under any benefit plan that Buyer or any of its Affiliates may maintain.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligations. The respective obligations of each party to effect the purchase and sale of the Shares and the other actions to be taken at the Transaction Closing are subject to the satisfaction or waiver on or prior to the Transaction Closing Date of the following conditions:

(a) Governmental Consents. All filings required to be made prior to the Transaction Closing Date with, and all consents, approvals, permits and authorizations required to be obtained prior thereto from, Governmental Entities in connection with the consummation of the transactions contemplated hereby by Seller and Buyer set forth in Section 3.4 and Section 4.3 of the Disclosure Schedule shall have been made or obtained.

(b) HSR Act. If premerger notification and report forms are filed under the HSR Act, the waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have otherwise expired.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction and no Applicable Law of any Governmental Entity preventing the consummation of the purchase and sale of the Shares or any of the other transactions contemplated hereby shall be in effect; provided, however, that the party invoking this condition shall have used all reasonable efforts to have any such order or injunction vacated, and no Governmental Entity shall have instituted any proceeding that is pending seeking any such order, preliminary or permanent injunction or other order to prohibit consummation of the purchase and sale of the Shares or any of the other transactions contemplated hereby.

(d) Consents. All consents, waivers, clearances, approvals and authorizations from third parties under the contracts and agreements set forth on Section 7.1(d) of the Disclosure Schedule as being required to be obtained prior to Transaction Closing shall have been retained.

(e) Merger Agreement. The Closing (as defined in the Merger Agreement) of the Merger (as defined in the Merger Agreement) contemplated by the Merger Agreement shall have occurred.

(f) LPT Agreement. The LPT Agreement shall have been entered into.

(g) Personal Lines Acquisition. The transactions contemplated by the Personal Lines Purchase Agreement to be effected as of the “Transaction Closing” (as defined in the Personal Lines Purchase Agreement) shall occur contemporaneous with the transactions contemplated herein.

Section 7.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the purchase and sale of the Shares and the other actions to be taken at the Transaction Closing are further subject to the satisfaction or waiver by Buyer on or prior to the Transaction Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Seller in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Transaction Closing Date as though made on and as of the Transaction Closing Date, (except as to any representation or warranty which specifically relates to another date); provided that this condition shall be deemed to be satisfied unless any failure of any such representation or warranty to be true and correct has a Company Material Adverse Effect, either alone or when taken in the aggregate with other breaches of any such representations and warranties.

(b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Transaction Closing Date.

(c) Closing Deliveries. Seller shall have delivered to Buyer each of the items described in Section 2.4.

Section 7.3 Conditions to Obligations of Seller. The obligations of Seller to effect the purchase and sale of the Shares and the other actions to be taken at the Transaction Closing are further subject to the satisfaction or waiver by Seller on or prior to the Transaction Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Transaction Closing Date as though made on and as of the Transaction Closing Date (except as to any representation or warranty which specifically relates to another date); provided that this condition shall be deemed to be satisfied unless any failure of any such representation or warranty to be true and correct has a material adverse effect, either alone or when taken in the aggregate with other breaches of any such representations and warranties.

(b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Transaction Closing Date.

(c) Consideration. Seller shall have received the Purchase Price as provided in Section 2.1.

(d) Closing Deliveries. Buyer shall have delivered to Seller each of the items described in Section 2.5.

Section 7.4 Frustration of Closing Conditions. No party to this Agreement may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to cause the Transaction Closing to occur, as required by Section 5.1 hereof.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Obligation to Indemnify.

(a) Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates and their respective representatives from and against all Losses to the extent arising from or related to (i) any material breach of any of the covenants and agreements of Seller, except any breach of or inaccuracy in any representation or warranty set forth in Article III, contained in this Agreement, or (ii) any liability not reflected on the Final Closing Balance Sheet as determined in accordance with Section 2.6.

(b) Buyer agrees to indemnify, defend and hold harmless Seller and its Affiliates and their respective representatives from and against all Losses to the extent arising from or related to any breach of any of the covenants and agreements of Buyer, except any breach of or inaccuracy in any representation or warranty set forth in Article IV, contained in this Agreement.

Section 8.2 Indemnification Procedures.

(a) In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by, or an action, proceeding or investigation instituted by, any Person not a party to this Agreement (a “Third Party Claim”), such Indemnified Party must notify the other party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third Party Claim promptly, and in any event within thirty (30) days, after such Indemnified Party learns of the Third Party Claim; provided, however, that any delay or failure to give such notification shall not affect the indemnification provided hereunder except and only to the extent that the Indemnifying Party forfeits rights or defenses as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within ten (10) days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof at its own expense with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not as long as it conducts such defense be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, except as otherwise set forth herein. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense; provided, however, that if in the reasonable opinion of counsel to the Indemnified Party, (i) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party or (ii) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of one law firm to represent the Indemnified Party and, if applicable, local counsel in the jurisdiction in which an action is held. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof in all reasonable respects. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are relevant to such Third Party Claim (subject, in each case, to the Indemnifying Party entering into a confidentiality agreement with respect to such records and information in a form reasonably acceptable to the Indemnified Party), and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall not settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action giving rise to a Third Party Claim unless the Indemnifying Party obtains the prior written consent of the Indemnified Party or such settlement, compromise, consent or termination (i) includes an express, unconditional release of such Indemnified Party in form and substance satisfactory to such Indemnified Party from any and all liability relating to such action, (ii) does not include any statement as to or any admission of fault, culpability or failure to act by or on behalf of any Indemnified Party and (iii) does not create any financial or other obligation on the part of the Indemnified Party.

(c) After the Transaction Closing, the indemnities provided in Section 8.1 shall be the sole and exclusive remedy at law for any breach of covenant or agreement (other than those covenants and agreements which survive the Transaction Closing) or other claim arising out of this Agreement except for claims based on actual fraud, criminal activity or willful misconduct.

(d) The amount of any Losses for which indemnification is provided under this Agreement shall be (i) net of any amounts actually received by the Indemnified Party from insurers or other third parties with respect to such Losses (less any related costs and expenses, including the aggregate cost of pursuing any insurance claims paid by the Indemnified Party, but not any premiums or charges paid by the Indemnified Party), (ii) net of any amounts taken into account as a reserve, accrual or expense in the calculation of Aggregate Surplus with respect to the facts, circumstances or matters giving rise to such Losses, and (iii) reduced to take account of any Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Losses.

(e) Notwithstanding anything contained herein to the contrary, no Indemnifying Party shall be liable for lost profits or any punitive, exemplary, consequential (but not incidental) or similar damages, except for lost profits or punitive, exemplary, consequential or similar damages actually paid to a third party in a Third Party Claim by an Indemnified Party.

(f) In accordance with Applicable Law, the Indemnified Party shall take, and shall cause its Affiliates to take, all commercially reasonable steps to mitigate any Losses upon and after becoming aware of any facts, matters, failures or circumstances that would reasonably be expected to result in any Losses that are indemnifiable hereunder.

(g) In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party (including pursuant to this Article VIII) in connection with any claim or demand by any Person other than the parties hereto or their respective Affiliates, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such claim or demand against any claimant or plaintiff asserting such claim or demand. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost of such Indemnifying Party, in presenting any subrogated right, defense or claim.

Section 8.3 Tax Treatment; Tax Indemnification. Except to the extent otherwise required by Applicable Law, any indemnity payment made pursuant to this Article VIII hereof will be treated as an adjustment to the Purchase Price for all Tax purposes.

ARTICLE IX

TERMINATION PRIOR TO CLOSING

Section 9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Transaction Closing:

(a) by the written agreement of the Buyer and the Seller;

(b) by either the Seller or the Buyer in writing, if there shall be any order, injunction or decree of any Governmental Entity which prohibits or restrains any party from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and nonappealable;

(c) by either the Seller or the Buyer in writing, if a Governmental Entity shall have disapproved a Regulatory Approval;

(d) unless the Seller or the Buyer otherwise agree in writing, upon the withdrawal of filings submitted in connection with any Regulatory Approvals; or

(e) Automatically following the termination of the Merger Agreement.

Section 9.2 Effect of Termination. In the event of termination pursuant to Section 9.1, this Agreement shall become null and void and have no effect, (other than Section 5.3 (Public Announcements), this Section 9.2 and Article X (General Provisions), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Seller, the Companies or Buyer or their respective directors, officers and Affiliates, except (a) as liability may exist pursuant to the sections specified in the immediately preceding parenthetical that survive such termination and (b) that no such termination shall relieve any party from liability for any willful and material breach by such party of any representation, warranty, covenant or agreement set forth in this Agreement or fraud. For purposes hereof, “willful and material breach” means a material breach by a party of the applicable provision of this Agreement as a result of an action or failure to act by such Person that it knew would result in a breach of this Agreement.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 No Survival of Representations, Warranties, Covenants and Agreements. This Article X, Article VIII and the agreements of the Seller and Buyer contained in Article II, Article V and Article VI shall survive the Effective Time. No other representations, warranties, covenants or agreements in this Agreement shall survive the Effective Time.

Section 10.2 Fees and Expenses. Whether or not the purchase and sale of the Shares is consummated, each party hereto shall pay its own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby. For the avoidance of doubt, Seller shall be solely responsible for the payment of all of the transaction expenses incurred by or on behalf of Seller or the Companies incident to the transaction which is the subject of this Agreement, including investment banking fees, accounting fees and legal fees.

Section 10.3 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, by facsimile (which is confirmed as provided below) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Buyer, to

c/o National General Holdings Corp.

59 Maiden Lane, 38th Floor

New York, NY 10038

(212) 380-9479

Facsimile: (212) 380-9498

Attention: Jeffrey Weissmann, Esq.

if to Seller, to

c/o ACP Re, Ltd

59 Maiden Lane, 38th Floor

New York, NY 10038

(212) 380-9479

Facsimile: (212) 380-9498

Attention: Jeffrey Weissmann, Esq.

Notice given by personal delivery or overnight courier shall be effective upon actual receipt. Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day if not received during the recipient’s normal business hours. All notices by facsimile shall be confirmed promptly after transmission in writing by personal delivery or overnight courier.

Section 10.4 Interpretation. When a reference is made in this Agreement to a section, exhibit or schedule, such reference shall be to a section of, or an exhibit or schedule to, this Agreement unless otherwise indicated. The inclusion of any information in the Disclosure Schedule will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedule, that such information is required to be listed in the Disclosure Schedule or that such items are material to the Companies. The specification of any dollar amount in the Disclosure Schedule is not intended to imply that such amount, or higher or lower amounts is or is not material for purposes of this Agreement and no party shall use the fact of the setting forth of such amount in any dispute or controversy between the parties as to whether any obligation, item or matter not described therein is or is not material for purposes of this Agreement. Unless the Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business (except as expressly provided herein), and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy among the parties as to whether any obligation, item or matter not described in this Agreement or included in any Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement (except as expressly provided herein). The disclosure of an item in one section of the Disclosure Schedule as an exception to a particular covenant, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties to the extent that the relevance of such item to such other covenants, representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate section of the Disclosure Schedule with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

Section 10.5 Entire Agreement; Third-Party Beneficiaries. This Agreement (including all exhibits and schedules hereto) constitutes the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its purchase of the Shares and the other transactions contemplated hereby and is capable of bearing the economic risks thereof. Except as expressly provided herein, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that State, regardless of the laws that might otherwise govern under any applicable conflict of laws principles, except to the extent the provisions of the laws of Bermuda are mandatorily applicable to the Merger.

Section 10.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any such assignment that is not consented to shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.8 Dispute Resolution; Enforcement.

(a) In the event of any dispute arising under this Agreement, prior to the commencement of litigation, a senior officer of Buyer and a senior officer of Seller shall attempt in good faith to resolve the dispute consistent with the terms of this Agreement. If they are unable to resolve the dispute in this manner within a reasonable period of time, the parties may pursue judicial remedies with respect to such dispute. This section shall not apply to any application to obtain emergency judicial intervention.

(b) All actions and proceedings arising out of or relating to the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated by this Agreement (except to the extent any such proceeding mandatorily must be brought in Bermuda) shall be heard and determined in the United States District Court for the Southern District of New York and any Federal appellate court therefrom (or, if United States federal jurisdiction is unavailable over a particular matter, the Supreme Court of the State of New York, New York County) and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such action or proceeding. The consents to jurisdiction and venue set forth in this Section 10.8(b) shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any action or proceeding arising out of or relating to this Agreement shall be effective if notice is given by overnight courier at the address set forth in Section 10.3 of this Agreement. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

Section 10.9 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON, ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.10 Severability; Amendment and Waiver.

(a) Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any Applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(b) This Agreement may be amended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance.

(c) No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

Section 10.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.12 Commercially Reasonable Efforts. Buyer and Seller acknowledge and agree that any reference made to commercially reasonable efforts in this Agreement shall not include any obligation to commence or continue any contested arbitration or litigation other than the filing of a proof of claim or similar filing requirement necessary to preserve a claim against any insolvent or otherwise financially impaired debtor.

Section 10.13 Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 10.8(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific enforcement is an integral part of the transactions contemplated hereunder and without that right, neither Buyer nor Seller would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.13 shall not be required to provide any bond or other security in connection with any such order or injunction.

[Signature Page Follows]

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ACP RE, LTD

By	/s/ Mike Weiner
	Name:	Mike Weiner
	Title:	CFO

NATIONAL GENERAL HOLDINGS CORP.

By	/s/ Jeffrey Weissmann
	Name:	Jeffrey Weissmann
	Title:	General Counsel

Personal Lines SPA Signature Page

EXHIBIT A

List of Companies

York Insurance Company of Maine

Massachusetts Homeland Insurance Company

Adirondack AIF LLC

New Jersey Skylands Management, LLC

EXHIBIT B

Personal Lines Bill of Sale and General Assignment and Assumption Agreement

Execution Copy

PERSONAL LINES BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

This PERSONAL LINES BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT is made and entered into as of [            ], 2014, by and among ACP Re, Ltd., a Bermuda corporation (“ACP Re”), the Acquired Affiliates (as defined below), who are signatories hereto as Sellers (collectively with ACP Re, the “Sellers” and each one, individually, a “Seller”) and National General Holdings Corporation, a Delaware corporation (the “Purchaser”).

WITNESSETH:

WHEREAS, ACP Re, the Purchaser and AmTrust Financial Services, Inc., a Delaware corporation (“AmTrust”), are jointly entering into a series of related agreements for the purpose of acquiring Tower Group International, Ltd. (“Tower”), a Bermuda insurance holding company which transacts commercial and personal lines insurance business in the United States through 15 insurance company Subsidiaries and other non-insurance company Subsidiaries (collectively the “Acquired Affiliates”), including the Subsidiaries of ACP Re that are parties hereto;

WHEREAS, pursuant to that certain Personal Lines Stock and Asset Purchase Agreement, dated as of January [    ], 2014, by and between ACP Re and the Purchaser (the “Agreement”), Purchaser is acquiring the assets listed on Exhibit A attached hereto (the “Purchased Assets”); and

WHEREAS, from and after the date hereof, Purchaser is assuming all liabilities and obligations described on Exhibit A (the “Assumed Liabilities”).

NOW, THEREFORE, for good and valuable consideration paid by Purchaser to Sellers as of the date of this Bill of Sale and Assignment and Assumption Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Sellers by this Bill of Sale and Assignment and Assumption Agreement do hereby convey, grant, bargain, sell, transfer, set over, assign, alienate, remise, release, deliver and confirm unto Purchaser, its successors and assigns, forever, all of Sellers’ right, title, interest in and to the Purchased Assets as of the close of business on the date hereof.

TO HAVE AND TO HOLD all and singular the Purchased Assets unto Purchaser, its successors and assigns, to its and their own use and enjoyment forever.

THE PARTIES FURTHER COVENANT AND AGREE AS FOLLOWS:

A.	For value received, Sellers hereby assign, and Purchaser hereby assumes and agrees to perform and discharge all rights under the Assumed Liabilities on and after the Transaction Closing Date (as defined in the Agreement).

B.	This Bill of Sale and Assignment and Assumption Agreement shall not constitute an assignment in whole or in part of any Purchased Asset or Assumed Liability if an attempted assignment of such Purchased Asset or Assumed Liability without the consent of any other party thereto or with an interest therein would constitute a breach thereof or in any way affect the rights of Sellers or Purchaser thereunder or be contrary to applicable law. If any such consent is not obtained with respect to any such Purchased Asset or Assumed Liability, then the Sellers or Purchaser and their successors and assigns, as applicable, shall act as Purchaser’s agent or Sellers’ agent, as applicable, in order to obtain for Purchaser or Sellers and their successors and assigns, as applicable, the benefits thereunder.

C.	This Bill of Sale and Assignment and Assumption Agreement is given pursuant to the provisions of the Agreement, and, except as herein otherwise provided, the transfer of the Purchased Assets hereunder is made subject to the terms and provisions of the Agreement.

D.	This Bill of Sale and Assignment and Assumption Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall not be relied upon, or inure to the benefit of, any other party.

E.	Any notice, request or other document to be given hereunder or in connection herewith to any party hereto shall be given in the manner described in the Agreement.

F.	This Bill of Sale and Assignment and Assumption Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page Follows]

2

IN WITNESS WHEREOF, each of the parties by their respective duly authorized officers has caused this Bill of Sale and Assignment and Assumption Agreement to be executed as of the date first above written.

NATIONAL GENERAL HOLDINGS CORPORATION

By:
Name:
Title:

Sellers:

ACP RE, LTD.

By:
Name:
Title:

TOWER INSURANCE COMPANY OF NEW YORK

By:
Name:
Title:

CASTLE POINT NATIONAL INSURANCE COMPANY

By:
Name:
Title:

TOWER NATIONAL INSURANCE COMPANY

By:
Name:
Title:

Signature Page to Bill of Sale and Assignment and Assumption Agreement

HERMITAGE INSURANCE COMPANY

By:
Name:
Title:

CASTLE POINT FLORIDA INSURANCE COMPANY

By:
Name:
Title:

KODIAK INSURANCE COMPANY

By:
Name:
Title:

NORTH EAST INSURANCE COMPANY

By:
Name:
Title:

Acknowledged and agreed to:

AMTRUST FINANCIAL SERVICES, INC.

By:
Name:
Title:

Signature Page to Bill of Sale and Assignment and Assumption Agreement

Exhibit A

Purchased Assets and Assumed Liabilities

Purchased Assets:

Renewal Rights (as defined in the Agreement)

[List others]

Assumed Liabilities:

[Describe any obligations under contracts being assigned to Purchaser]

EXHIBIT C

Personal Lines Reinsurance Agreement

Execution Copy

PERSONAL LINES

QUOTA SHARE REINSURANCE AGREEMENT

BY AND BETWEEN

TOWER INSURANCE COMPANY OF NEW YORK,

CASTLE POINT NATIONAL INSURANCE COMPANY,

TOWER NATIONAL INSURANCE COMPANY,

HERMITAGE INSURANCE COMPANY,

CASTLE POINT FLORIDA INSURANCE COMPANY,

KODIAK INSURANCE COMPANY,

NORTH EAST INSURANCE COMPANY,

AND

INTEGON NATIONAL INSURANCE COMPANY

i

PERSONAL LINES QUOTA SHARE REINSURANCE AGREEMENT

THIS PERSONAL LINES QUOTA SHARE REINSURANCE AGREEMENT (this “Agreement”) is entered into as of [            ], 2014 by and among TOWER INSURANCE COMPANY OF NEW YORK, an insurance company organized under the laws of New York, CASTLE POINT NATIONAL INSURANCE COMPANY, an insurance company organized under the laws of Illinois, TOWER NATIONAL INSURANCE COMPANY, an insurance company organized under the laws of Massachusetts, HERMITAGE INSURANCE COMPANY, an insurance company organized under the laws of New York, CASTLE POINT FLORIDA INSURANCE COMPANY, an insurance company organized under the laws of Florida, KODIAK INSURANCE COMPANY, an insurance company organized under the laws of New Jersey, NORTH EAST INSURANCE COMPANY, an insurance company organized under the laws of Maine, (the “Companies” and, each a “Company”), and INTEGON NATIONAL INSURANCE COMPANY, an insurance company organized under the laws of North Carolina (the “Reinsurer”) (collectively, the “Parties”).

WHEREAS, ACP Re. Ltd. (“ACP Re”), has entered into that certain Agreement and Plan of Merger of even date herewith by and between Tower Group International, Ltd. (“Tower”), ACP Re and Merger Sub (the “Merger Agreement”) whereby Merger Sub is merging with and into Tower with Tower surviving such merger (the “Merger”);

WHEREAS, (i) AmTrust Financial Services, Inc. (“AmTrust”) has entered into that certain Stock Purchase Agreement dated January 3, 2013 by and between AmTrust and ACP Re (the “Commercial Lines SPA”), pursuant to which AmTrust is purchasing all of the capital stock of certain subsidiaries of Tower (the “Purchased Commercial Lines Companies”) and renewal rights to all of Commercial Lines Business (as defined herein) of the Purchased Personal Lines Companies and (ii) National General Holdings Corporation (“National General”) has entered into that certain Stock Purchase Agreement dated January 3, 2013 by and between ACP Re and National General (the “Personal Lines SPA”), whereby National General is purchasing all of the capital stock of certain subsidiaries of Tower (the “Purchased Personal Lines Companies”) and the renewal rights to all of Personal Lines Business (as defined herein) of the Purchased Commercial Lines Companies; and

WHEREAS, as more particularly set forth herein, the Companies and the Reinsurer wish to enter into a quota share arrangement pursuant to which the Reinsurer will reinsure all Losses with respect to the Fronted Policies (as defined herein) written by the Companies in accordance with the terms hereof following the Effective Time.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms.

The following terms shall have the respective meanings specified below throughout this Agreement.

“ACP Re” has the meaning set forth in the Recitals.

“Agreement” has the meaning set forth in the first paragraph.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, as trustee or executor, or otherwise).

“Applicable Law” means any applicable order, law, statute, regulation, rule, pronouncement, ordinance, bulletin, writ, injunction, directive, judgment, decree, principle of common law, constitution or treaty enacted, promulgated, issued, enforced or entered by any Governmental Authority applicable to the parties hereto, or any of their respective businesses, properties or assets.

“Ceding Commission” means an amount equal to the Fronting Acquisition Costs with respect to Fronted Policies, in each case subject to any applicable commission or brokerage adjustments, which adjustments shall be accounted for and settled up as between the Parties as part of the monthly reporting pursuant to Section 3.4.

“Claim” and “Claims” means any and all claims, requests, demands or notices made by or on behalf of Policyholders, beneficiaries or third party claimants for the payment of Losses and any other amounts due or alleged to be due under or in connection with the Fronted Policies.

“Closing Date” means the date upon which the Merger is effected.

“Commercial Lines Business” means all insurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance, including all supplements, riders, endorsements, renewals and extensions (other than Personal Lines Business) issued by a Company.

“Commercial Lines SPA” has the meaning set forth the Recitals

“Company(ies)” has the meaning set forth in the Recitals.

“Damages” means all damages, losses, liabilities and expenses (including reasonable attorneys’ fees and reasonable expenses of investigation in connection with any action, suit or proceeding).

“Effective Time” has the meaning set forth in the Merger Agreement.

“Fronted Policies” has the meaning set forth in Section 2.1(a).

“Fronting Acquisition Costs” has the meaning set forth in Section 3.1.

“Fronting Authority” means the authority conferred upon the Reinsurer and its designees under this Agreement to write Fronted Policies.

“Fronting Period” has the meaning set forth in Section 2.1(a).

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local U.S. or non-U.S. governmental authority, quasi-governmental authority, instrumentality, court or government, self-regulatory organization, commission, tribunal or organization or any political or other subdivision, department, branch or representative of any of the foregoing.

“Insurance Contracts” means all insurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance, including all supplements, riders, endorsements, renewals and extensions as to the Personal Lines Business issued by the Companies or any Company on or after the Effective Time.

“Losses” shall mean liabilities and obligations to make payments to Policyholders, beneficiaries and/or other third party claimants under the Fronted Policies (including, without limitation, liabilities or assessments arising from a Company’s participation, if any, in any voluntary or involuntary pools, guaranty funds, or other types of government-sponsored or government-organized insurance funds) and all loss adjustment expenses and defense costs, including, without limitation, (i) all expenses incurred by or on behalf of the a Company related to the investigation, appraisal, adjustment, litigation, defense or appeal of claims under or covered by the Fronted Policies and/or coverage actions under or covered by the Fronted Policies, (ii) all liabilities for consequential, exemplary, punitive or similar extra contractual damages, or for statutory or regulatory fines or penalties, or for any loss in excess of the limits arising under or covered by any Fronted Policy, and (iii) court costs accrued prior to final judgment, prejudgment interest or delayed damages and interest accrued after final judgment. Notwithstanding the foregoing, “Losses” shall not include any liabilities or obligations incurred by or on behalf of a Company as a result of any willful, fraudulent and/or criminal act by a Company or any of its Affiliates or any of their respective officers, directors, employees or agents following the Effective Time.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” means the subsidiary of ACP Re that will merge with Tower pursuant to the Merger Agreement.

“National General” has the meaning set forth in the Recitals.

“Parties” has the meaning set forth in the first paragraph.

“Person” shall mean any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, trust, estate, unincorporated organization, Government Authority or other entity.

“Personal Lines SPA” has the meaning set forth in the Recitals.

“Personal Lines Business” means all insurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance, including all supplements, riders, endorsements, renewals and extensions for personal automobile liability and physical damage, homeowners, personal excess and umbrella coverage issued by the Companies.

“Policyholder” means policyholders and named insureds of the Insurance Contracts.

“Premium(s)” means all gross written premium(s), considerations, deposits, premium adjustments, fees and similar amounts related to the Fronted Policies, less cancellation and return premiums.

“Purchased Commercial Lines Companies” has the meaning set forth in the Recitals.

“Purchased Personal Lines Companies” has the meaning set forth in the Recitals.

“Reinsurer” has the meaning set forth in the first paragraph.

“Taxes” (or “Tax” as the context may require) means all United States federal, state, county, local, foreign and other taxes (including, without limitation, income taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, premium taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital property taxes and import duties), and includes interest, additions to tax and penalties with respect thereto, whether disputed or not.

“Tower” has the meaning set forth in the Recitals.

“Transaction Documents” means this Agreement, the Commercial Lines SPA, the Personal Lines SPA, the Commercial Lines Quota Share Reinsurance Agreement of even date herewith to be entered into by an Affiliate of National General and certain Affiliates of AmTrust, and such other and further documents reasonably necessary to effectuate the Merger.

Article 2

BASIS OF REINSURANCE AND BUSINESS REINSURED

Section 2.1 Fronted Business.

(a) From and until two (2) years after the Closing Date (the “Fronting Period”), the Companies, in their own name and on their own behalf, or in the name and on behalf of any of their Affiliates will issue or cause to be issued insurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance, including all supplements, riders, endorsements, renewals and extensions for personal automobile liability and personal physical damage, homeowners, personal excess and personal umbrella coverage that are approved and requested by National General or its designee (the “Fronted Policies”). Neither National General nor any of its Affiliates shall have any obligation to request Companies’

issuance of Fronted Policies. Any interest of the Companies in renewal rights and expirations relating to the Insurance Contracts shall be property of the Reinsurer.

(b) During the Fronting Period, and as the sole consideration payable hereunder, Reinsurer shall pay the Companies the Ceding Commission in connection with writing the Fronted Policies. Upon written request by the Companies to the Reinsurer, the Reinsurer will execute such additional documents or endorsements as are reasonably necessary to effectuate the issuance and administration of Fronted Policies under this Agreement.

(c) From and after the Effective Time, each Company hereby cedes, and the Reinsurer hereby assumes, one hundred percent (100%) of all Losses for which such Company is liable in respect of the Fronted Policies that are issued on or after the Effective Time.

(d) In the event the Reinsurer makes an indemnity payment on behalf of a Company directly to any Policyholder, insured or third party pursuant to any Fronted Policy that pays, in full, a Loss, cost or expense under such Fronted Policy, such payment satisfies and extinguishes any and all obligation of the Reinsurer hereunder to indemnify a Company for such Loss, cost or expense to the extent of such payment. In no event shall the Reinsurer be obligated hereunder to indemnify with respect to any Loss, cost or expense under a Fronted Policy for an amount in excess of such Loss, cost or expense.

ARTICLE 3

PAYMENTS, OFFSET, AND SECURITY

Section 3.1 Premium.

(a) As premium for the Fronted Policies ceded under this Agreement, each Company shall pay to the Reinsurer (to the extent the Reinsurer has not retained such Premiums directly pursuant to Article 4) by wire transfers of immediately available funds one hundred percent (100%) of the collected Premiums attributable to the Fronted Policies, net of a ceding commission in an amount equal to the actual out-of-pocket expenses incurred by such Company for amounts paid or payable by, or on behalf of, such Company to persons who are not Affiliates of such Company to acquire the Fronted Policies, including all brokerage commissions and any adjustments thereto, and any Taxes, surcharges and other similar amounts on premiums required to be paid or collected by such Company or its producers or agents (the “Fronting Acquisition Costs”).

(b) The Reinsurer shall pay to the Companies the Ceding Commission pursuant to the monthly settlement under Section 3.4.

Section 3.2 Offset Rights.

Except as otherwise expressly provided, each Party hereto shall have, and may exercise at any time and from time to time, the right to offset any balance or balances due to the other Party arising under this Agreement, and regardless of whether on account of Premiums, Ceding Commissions, or Losses related to or arising under the Fronted Policies; provided, however, that in the event of the insolvency of a Party hereto or any of its Affiliates, offsets shall only be allowed in accordance with the provisions of Applicable Law.

Section 3.3 Premiums for Fronted Policies

(a) The Reinsurer is authorized to collect Premiums for the Fronted Policies from Policyholders of a Company and may deposit such Premiums directly into one or more accounts designated by, and issued in the name of, the Reinsurer. To the extent any Premiums are collected directly by a Company, such Company shall so advise the Reinsurer and shall promptly remit them to the Reinsurer, net of any Ceding Commissions which shall be retained by such Company. The Reinsurer and the Companies agree to maintain accounting and operational records and books in adequate detail so as to identify the specific Fronted Policies and Policyholders of the Companies with respect to all collected Premiums.

(b) The Reinsurer shall: (i) timely pay any return premium coming due under the Fronted Policies payable on or after the Closing Date; or (ii) promptly reimburse a Company for any of the foregoing amounts that are instead paid by such Company.

Section 3.4 Reports and Remittances.

(a) The Parties shall conduct monthly settlements based upon monthly bordereaux to be provided by or on behalf of the Reinsurer evidencing the amount due or to be due in a form, and containing such detail, as is agreed to by the Parties. Such settlements shall take into account and fully settle any profit commission, return commission, loss corridor payment, or other similar premium or commission adjustments payable to or by the Companies pursuant to the terms of any Fronted Policy or any agent or broker contract that relates to the Fronted Policies, which adjustments, whether positive or negative, shall be credited to or charged against the Reinsurer, as the case may be. Each Party shall pay or credit in cash or its equivalent to the other all net amounts for which it may be liable under the terms and conditions of this Agreement within thirty (30) days after receipt of each monthly bordereau.

(b) The Companies and the Reinsurer shall furnish each other with such records, reports and information with respect to the Losses, Claims and the reinsurance contemplated hereby as may be reasonably required by the other Party to comply with any internal reporting requirements or reporting requirements of any Governmental Authority or to prepare and complete such Party’s quarterly and annual financial statements.

(c) If any Company or the Reinsurer receives notice of, or otherwise becomes aware of, any inquiry, investigation, proceeding, from or at the direction of a Governmental Authority, or is served or threatened with a demand for litigation, arbitration, mediation or any other similar proceeding relating to the Fronted Policies, such Company or the Reinsurer, as applicable, shall promptly notify the other party thereof, whereupon the parties shall cooperate in good faith and use their respective commercially reasonable efforts to resolve such matter in a mutually satisfactory manner in light of all the relevant business, regulatory and legal facts and circumstances.

(d) Each Party shall have the right, through authorized representatives and upon reasonable advance notice during normal business hours, to periodically audit and inspect all books, records, and papers of the other Party solely in connection with the Fronted Policies and any reinsurance hereunder or claims in connection therewith and the performance of the claims, underwriting and other administration services pursuant to Article 4. Each Party shall treat the other Party’s books, records, and papers in confidence. A Party shall be permitted to conduct such audits no more frequently than semi-annually except as is otherwise reasonably necessary in the day-to-day administration of the Fronted Policies including but not limited to Claims.

Section 3.5 Collection of Premiums.

Following the Closing Date and subject to Section 3.3(a), all Premiums collected by the Reinsurer or any of its Affiliates shall be retained by the Reinsurer and all Premiums collected by a Company, net of the applicable Ceding Commission, shall be deposited directly into an account (or accounts) designated by, and issued in the name of, the Reinsurer. Any Premiums collected by a Company pursuant to this Section 3.5 shall, net of any Ceding Commission, be the sole and exclusive property of the Reinsurer and, notwithstanding Section 3.2, shall not be subject to setoff in any form by a Company.

Section 3.6 Collateral for Ceded Losses.

Without limiting the Reinsurer’s other obligations under this Section 3.6, in the event pursuant to Applicable Law of any state of the United States of America or the District of Columbia having jurisdiction over a Company, such Company is no longer able to take full reserve credit on its statutory financial statements for the reinsurance ceded to the Reinsurer without qualifying collateral therefor, the Reinsurer shall promptly agree to modifications to this Agreement so that the Reinsurer shall provide collateral for its obligations hereunder in the amount and form necessary for such Company to take full reserve credit on its statutory financial statements for the reinsurance provided hereunder on terms and conditions reasonably satisfactory to such Company and Reinsurer and in accordance with Applicable Law.

ARTICLE 4

CLAIMS, UNDERWRITING AND OTHER ADMINISTRATION

(a) On and after the Effective Time, each Company will provide prompt notice to the Reinsurer or its designee of all Claims (but only to the extent such Claims are not otherwise known or reported to the Reinsurer or any of its Affiliates), and the Reinsurer or its designee will have the obligation to administer, investigate and defend, as applicable, at its own expense, any Claim affecting this Agreement. At the request of the Reinsurer or such designee, the applicable Company will jointly associate with the Reinsurer, at the expense of the Reinsurer, in the defense or control of any Claim, suit or proceeding involving this reinsurance, and such Company shall cooperate with the Reinsurer or such designee in every respect to procure the most favorable disposition of such claim, suit or proceeding.

(b) Each Company grants to the Reinsurer or one or more of the Reinsurer’s Affiliates designated by the Reinsurer, as of the Effective Time, authority in all matters relating to the administration of the Fronted Policies and any Claims thereunder, including but not limited to the authority (i) to pay and adjust Claims on behalf of such Company, (ii) to communicate directly with Policyholders and to collect on behalf of such Company unpaid Premiums that relate solely to the Fronted Policies, and (iii) to handle the placement, production, underwriting, service and management of the Fronted Policies, including without limitation the authority to (A) solicit, accept and receive submissions for Fronted Policies or renewals of Fronted Policies; (B) secure, at its own expense, reasonable underwriting information through reporting agencies or other appropriate sources relating to each submission; (C) issue, renew and countersign Fronted Policies and endorsements related thereto; (D) collect and receipt for the premiums on Fronted Policies; (E) calculate and pay producer commissions, countersignature fees, inspection fees, loss prevention expenses, and all other expenses directly related to the production, underwriting and administration of the business subject to this Agreement, (F) purchase facultative reinsurance as deemed appropriate by the Reinsurer, (G) adjust and settle claims under the Fronted Policies; (H) set and establish loss reserves for the Fronted Policies; and (I) any and all other acts or duties that would otherwise be performed by such Company necessary and appropriate to the Fronted Policies, to the extent such authority may be granted pursuant to Applicable Law and the Reinsurer, or one or more of the Reinsurer’s Affiliates designated by the Reinsurer, shall perform all such functions as outlined herein. In exercising such authorities, the Reinsurer or any such Affiliate may delegate the performance of any duty described above to a third party; provided that no such delegation shall relieve the Reinsurer of its obligations hereunder. Subject to the forgoing limitation, effective as of the Effective Time, each Company hereby appoints the Reinsurer as its attorney-in-fact with respect to the rights, duties and privileges and obligations of such Company in and to the Fronted Policies, with full power and authority to act in the name, place and stead of such Company with respect to such contracts, including without limitation, the power to service such contracts, to adjust, defend, settle and to pay all Claims, to recover salvage and subrogation for any losses incurred and to take such other and further actions as may be necessary or desirable to effect the transactions contemplated by this Agreement, provided, that the Reinsurer covenants to exercise such authority in a professional manner and to use the same level of care as is used in administering the Reinsurer’s other insurance business. As part of the foregoing, each Company grants full authority to the Reinsurer to adjust, settle or compromise all Losses hereunder, and all such adjustments, settlements and compromises shall be binding on such Company. Each Company agrees to cooperate fully with the Reinsurer in the transfer of such administration, and the Reinsurer agrees to be responsible for such administration. Notwithstanding the foregoing, the Parties understand and acknowledge that all management services performed by the Reinsurer with respect to the Insurance Contracts issued by a Company shall be provided subject to the general supervision and control of such Company and its officers and directors. For the avoidance of doubt, and notwithstanding the delegation of duties contained in this Agreement, each Company has and retains the ultimate control of and authority over the performance of all functions and services delegated hereunder by it.

(c) Each Company agrees that such Company will not take action to prevent or limit the Reinsurer or its designee from servicing or administering the Fronted Policies or the Claims as contemplated by this Agreement. If the Reinsurer fails to cure a material breach of its servicing or other obligations hereunder within thirty (30) days following a Company’s written notice to Reinsurer of such breach, which notice shall in reasonable detail describe the nature of such breach or, if such breach shall not be reasonably susceptible to cure within such thirty (30) day period such additional reasonable time not exceeding an additional sixty (60) days as shall be necessary to cure such breach, such Company shall have the right to exercise its remedies at law or in equity with respect to such breach.

(d) The Reinsurer shall maintain sufficient resources and adequate staffing levels of personnel with appropriate experience to administer the Fronted Policies in a professional manner and shall administer the Fronted Policies in accordance with all Applicable Laws.

ARTICLE 5

REGULATORY MATTERS

At all times during the term of this Agreement, the Companies and the Reinsurer shall hold and maintain all licenses and authorizations required under Applicable Law and otherwise take all actions that may be necessary to perform its obligations hereunder.

ARTICLE 6

DUTY OF COOPERATION & INDEMNITY; REINSURANCE

Section 6.1 Cooperation.

Each Party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement.

Section 6.2 Reinsurance

Without written consent of the Reinsurer (which consent may be withheld at Reinsurer’s sole discretion), the Companies shall not enter into any reinsurance agreements, treaties and contracts, including any renewals or extensions thereof, to the extent such reinsurance agreements, treaties and contracts provide reinsurance coverage for the Fronted Policies.

ARTICLE 7

INSOLVENCY

In the event of the insolvency of a Company, this reinsurance as to Fronted Policies issued by such Company shall be payable directly to such Company or its liquidator, receiver, conservator or statutory successor on the basis of the amount of the claims allowed in the insolvency proceeding without diminution because of the insolvency of such Company or because the liquidator, receiver, conservator or statutory successor of such Company has failed or is unable to pay all or a portion of a claim, except where (a) this Agreement specifically provides another payee of such reinsurance in the event of such Company’s insolvency, provided that this exception shall only apply to the extent that the reinsurance proceeds due such payee are actually paid by the Reinsurer, or (b) the Reinsurer, with the consent of the direct insured or insureds, has assumed such policy obligations of such Company as direct obligations of the Reinsurer to the payees under such policies and in full and complete substitution for the obligations of such Company to such payees. It is agreed, however, that the liquidator, receiver, conservator or statutory successor shall give written notice to the Reinsurer of the pendency of a claim against such Company indicating the Fronted Policy which involves a possible liability on the part of the Reinsurer within reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership and that, during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to such Company or its liquidator, receiver, conservator or statutory successor. The expenses thus incurred by the Reinsurer shall be chargeable, subject to the Court’s approval, against such Company as part of the expense of the conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to such Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE 8

REGULATORY APPROVALS

The Companies and the Reinsurer shall submit all necessary registrations, filings and notices with, and obtain all necessary consents, approvals, qualifications and waivers from, all Governmental Authorities and other parties which may be required under Applicable Law as a result of the transactions contemplated by, or to perform its respective obligations under, this Agreement. The Parties agree that where formal approval is required by any Governmental Authority, this Agreement shall not be effective as to any and all Fronted Policies to be reinsured hereunder in such jurisdiction until such approval is obtained.

ARTICLE 9

DURATION

Subject to Section 2.1 above, this Agreement shall not be subject to termination by any Party except (i) by written agreement between Reinsurer and the respective Company on the date indicated by such agreement, after receipt of any required approval from Government Authorities, or (ii) upon the termination or expiration of the Fronting Authority, the expiration of all liability on all Fronted Policies, and the complete performance by Reinsurer and the Companies of all obligations and duties arising under this Agreement.

ARTICLE 10

FOLLOW THE FORTUNES

The Reinsurer’s liability shall attach simultaneously with that of each Company and shall be subject in all respects to the same risks, original terms and conditions, interpretations, waivers, and to the same cancellation of the Fronted Policies as such Company is subject to, the true intent of this Agreement being that the Reinsurer shall, in every case to which this Agreement applies, follow the fortunes and follow the settlements of such Company.

ARTICLE 11

INDEMNIFICATION

Section 11.1 Indemnification.

(a) Each Company agrees to indemnify and hold the Reinsurer and its Affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against and in respect of all Damages resulting from or relating to a breach by such Company of any covenant or agreement of such Company in this Agreement and to be performed post-Closing.

(b) The Reinsurer agrees to indemnify and hold each Company and its Affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against and in respect of all Damages, resulting from or relating to a breach by the Reinsurer of any covenant or agreement of the Reinsurer in this Agreement and to be performed post-Closing or from any third party claim against a Company resulting from (i) the administration of Fronted Policies or Claims by Reinsurer or (ii) any action or failure to act of a Company pursuant to express written instructions of the Reinsurer.

ARTICLE 12

MISCELLANEOUS

Section 12.1 Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the Parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a) If to a Company, to:

c/o AmTrust Financial Services, Inc.

AmTrust North America, Inc.

59 Maiden Lane, 43rd fl

New York, NY 10038

Attn: Stephen Ungar, Esq.

Facsimile No.: (212) 220-7130

E-mail: Steve.Ungar@amtrustgroup.com

or to such other person or address as the Company shall furnish to the Reinsurer in writing.

(b) If to the Reinsurer, to:

c/o National General Management Corp.

59 Maiden Lane, 38th fl

New York, NY 10038

Attention: Jeffrey Weissmann, Esq.

Facsimile: (212) 380-9499

E-mail: jeffrey.weissmann@ngic.com

or to such other person or address as the Reinsurer shall furnish to the Companies in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any Party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

Section 12.2 Assignment; Parties in Interest.

(a) Assignment. Except as expressly provided herein, the rights and obligations of a Party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other Party.

(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns. Except as provided in Section 3.2, nothing contained herein shall be deemed to confer upon any other Person any right or remedy under or by reason of this Agreement.

Section 12.3 Waivers and Amendments; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power, remedy or privilege, nor any single or partial exercise of any such right, power, remedy or privilege, preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have under Applicable Law or in equity.

Section 12.4 Governing Law; Venue. This Agreement shall be construed and interpreted according to the internal laws of the State of New York excluding any choice of law rules that may direct the application of the laws of another jurisdiction. The Parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may be commenced and prosecuted in its entirety in the federal or state courts sitting in New York, New York, each Party hereby submitting to the personal jurisdiction thereof, and the Parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed to a party at the address provided in Section 12.1 shall be deemed properly served and accepted for all purposes.

Section 12.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 12.6 Entire Agreement; Merger. This Agreement, the Transaction Documents, and any exhibits, schedules and appendices attached hereto and thereto together constitute the final written integrated expression of all of the agreements among the Parties with respect to the subject matter hereof and is a complete and exclusive statement of those terms, and supersede all prior or contemporaneous, written or oral, memoranda, arrangements, contracts and understandings between the Parties relating to the subject matter hereof. Any representations, promises, warranties or statements made by any Party which differ in any way from the terms of this Agreement or any applicable provisions contained in the Ancillary Agreements shall be given no force or effect. The Parties specifically represent, each to the other, that there are no additional or supplemental agreements or contracts between or among them related in any way to the matters herein contained unless specifically included or referred to in this Agreement or any applicable provisions contained in the Transaction Documents. No addition to or modification of any provision of this Agreement or any applicable provisions of the Transaction Documents shall be binding upon either Party unless embodied in a dated written instrument signed by both Parties.

Section 12.7 Exhibits and Schedules. All exhibits, schedules and appendices are hereby incorporated by reference into this Agreement as if they were set forth at length in the text of this Agreement.

Section 12.8 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

Section 12.9 Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Law or regulations, that provision shall not apply and shall be omitted to the extent so contrary, prohibited, or invalid; but the remainder of this Agreement shall not be invalidated and shall be given full force and effect insofar as possible.

Section 12.10 Expenses. Regardless of whether or not the transactions contemplated in this Agreement are consummated, each of the Parties shall bear their own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

Section 12.11 Currency. The currency of this Agreement and all transactions under this Agreement shall be in United States Dollars.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above to be effective as of the Effective Time.

COMPANIES:

TOWER INSURANCE COMPANY OF NEW YORK

By

Title

CASTLE POINT NATIONAL INSURANCE COMPANY

By

Title

TOWER NATIONAL INSURANCE COMPANY

By

Title

HERMITAGE INSURANCE COMPANY

By

Title

CASTLE POINT FLORIDA INSURANCE COMPANY

By

Title

KODIAK INSURANCE COMPANY

By

Title

NORTH EAST INSURANCE COMPANY

By

Title

REINSURER:

INTEGON NATIONAL INSURANCE COMPANY

By

Title

[Signature Page to Commercial Lines Reinsurance Agreement—Fronting]

EXHIBIT D

Loss Portfolio Transfer Agreement

Execution Copy

LOSS PORTFOLIO TRANSFER AGREEMENT

BY AND AMONG

TOWER INSURANCE COMPANY OF NEW YORK,

CASTLE POINT NATIONAL INSURANCE COMPANY,

TOWER NATIONAL INSURANCE COMPANY,

HERMITAGE INSURANCE COMPANY,

CASTLE POINT FLORIDA INSURANCE COMPANY,

KODIAK INSURANCE COMPANY,

NORTH EAST INSURANCE COMPANY,

YORK INSURANCE COMPANY OF MAINE,

MASSACHUSETTS HOMELAND INSURANCE COMPANY,

PRESERVER INSURANCE COMPANY

AND

CASTLE POINT INSURANCE COMPANY, AS THE COMPANIES

AND

[CASTLEPOINT REINSURANCE COMPANY LTD.]/[TOWER REINSURANCE, LTD.] AS REINSURER

LOSS PORTFOLIO TRANSFER AGREEMENT

THIS LOSS PORTFOLIO TRANSFER AGREEMENT (this “Agreement”) is entered into as of [            ], 2014 by and among [TOWER INSURANCE COMPANY OF NEW YORK, an insurance company organized under the laws of New York]/[CASTLE POINT NATIONAL INSURANCE COMPANY, an insurance company organized under the laws of Illinois,] TOWER NATIONAL INSURANCE COMPANY, an insurance company organized under the laws of Massachusetts, HERMITAGE INSURANCE COMPANY, an insurance company organized under the laws of New York, CASTLE POINT FLORIDA INSURANCE COMPANY, an insurance company organized under the laws of Florida, KODIAK INSURANCE COMPANY, an insurance company organized under the laws of New Jersey, NORTH EAST INSURANCE COMPANY, an insurance company organized under the laws of Maine, YORK INSURANCE COMPANY OF MAINE, an insurance company organized under the laws of Maine, MASSACHUSETTS HOMELAND INSURANCE COMPANY, an insurance company organized under the laws of Massachusetts, PRESERVER INSURANCE COMPANY, an insurance company organized under the laws of New Jersey, and CASTLE POINT INSURANCE COMPANY, an insurance company organized under the laws of New York, as the Companies (collectively, the “Companies” and, individually, each a “Company”), and either CastlePoint Reinsurance Company Ltd. or Tower Reinsurance, Ltd., as agreed to by the parties (the “Reinsurer”) (collectively, the “Parties”).

WHEREAS, ACP Re, Ltd., a Bermuda corporation (the “Seller”), AmTrust Financial Services, Inc., a Delaware corporation (“AmTrust”), and National General Holdings Corporation, a Delaware corporation (“National General”) are jointly entering into a series of related agreements for the purpose of acquiring Tower Group International, Ltd. (“Tower”), a Bermuda insurance holding company, which transacts commercial and personal lines insurance business in the United States through 15 insurance company subsidiaries, including the Companies which are parties to this Agreement;

WHEREAS, Seller, pursuant to that certain Merger Agreement among Seller, Merger Sub and Tower dated as of January 3, 2014 (the “Merger Agreement”) is acquiring Tower and its subsidiaries, including, indirectly, all of the issued and outstanding shares of capital stock of the Companies, through the merger of Merger Sub with and into Tower with Tower surviving such merger (the “Merger”);

WHEREAS, Technology Insurance Company, Inc. (the “Commercial Lines Reinsurer”) and the Companies are parties to that certain Commercial Lines Cut-Through Quota Share Reinsurance Agreement, dated January 3, 2014 (the “Commercial Lines Cut-Through QSA”) pursuant to which the Commercial Lines Reinsurer is reinsuring Subject Policies (as defined in the Commercial Lines Cut-Through QSA and herein called the “Commercial Lines New Policies”) relating to the Commercial Lines Business (as defined in the Commercial Lines Cut-Through QSA);

WHEREAS, Integon National Insurance Company (the “Personal Lines Reinsurer”) and the Companies are parties to that certain Personal Lines Cut-Through Quota Share Reinsurance Agreement dated as of January 3, 2014 (the “Personal Lines Cut-Through QSA”) pursuant to which the Personal Lines Reinsurer is reinsuring Subject Policies (as defined in the Personal Lines Cut-Through QSA, and together with the Commercial Lines New Policies herein called the “New Policies”) relating to the Personal Lines Business (as defined in the Personal Lines Cut-Through QSA); and

WHEREAS, as more particularly set forth herein, the Companies and the Reinsurer wish to enter into a new reinsurance arrangement pursuant to which the Reinsurer will reinsure all the business written by the Companies prior to the Effective Time.

NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms.

The following terms shall have the respective meanings specified below throughout this Agreement.

“Agreement” has the meaning set forth in the first paragraph.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract, as trustee or executor, or otherwise).

“Alternative Accountants” has the meaning set forth in Section 2.2(c).

“AmTrust” has the meaning set forth in the Recitals.

“Ancillary Agreements” shall mean the Merger Agreement, the Commercial Lines Cut-Through QSA, the Personal Lines Cut-Through QSA, the Commercial Lines SPA and the Personal Lines SPA.

“Applicable Law” means any domestic or foreign federal, state or local statute, law, ordinance or code, or any written rules, regulations or administrative interpretations issued by any Governmental Entity pursuant to any of the foregoing, and any order, writ, injunction, directive, judgment or decree of a court of competent jurisdiction applicable to the parties hereto.

“Claim” and “Claims” means any and all claims, requests, demands or notices made by or on behalf of policyholders, beneficiaries or third party claimants for the payment of Losses and any other amounts due or alleged to be due under or in connection with the Insurance Contracts.

“Closing Date” means the date upon which the Merger is effected.

“Commercial Lines New Policies” has the meaning set forth in the Recitals.

“Commercial Lines Reinsurer” has the meaning set forth in the Recitals.

“Commercial Lines Cut-Through QSA” has the meaning set forth in the Recitals.

“Commercial Lines SPA” means Commercial Lines Stock and Asset Purchase Agreement dated January 3, 2014 between the Seller and AmTrust.

“Company” has the meaning set forth in the first paragraph.

“Damages” means all damages, losses, liabilities and expenses (including reasonable attorneys’ fees and reasonable expenses of investigation in connection with any action, suit or proceeding).

“Effective Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Governmental Entity” means any foreign, domestic, federal, territorial, state or local U.S. or non-U.S. governmental authority, quasi-governmental authority, instrumentality, court or government, self-regulatory organization, commission, tribunal or organization or any political or other subdivision, department, branch or representative of any of the foregoing.

“IBNR” has the meaning set forth in the definition for the term Loss Reserves.

“Initial Loss Reserve Transfer Amount” has the meaning set forth in Section 2.2(a).

“Insurance Contracts” means all insurance contracts, policies, certificates, binders, slips, covers or other agreements of insurance, including all supplements, riders and endorsements issued or written in connection therewith and extensions thereto, whether or not in-force, issued, renewed, or written by or on behalf of any Company prior to the Effective Time (other than the New Policies reinsured under the Commercial Lines QSA or the Personal Lines QSA).

“Inuring Reinsurance” means all reinsurance agreements, treaties and contracts, including any renewals or extensions thereof, to the extent such reinsurance agreements, treaties and contracts provide reinsurance coverage for the Insurance Contracts.

“Losses” shall mean liabilities and obligations to make payments to policyholders, beneficiaries and/or other third party claimants under the Insurance Contracts (excluding liabilities or assessments arising from a Company’s participation, if any, in any voluntary or involuntary pools, guaranty funds, or other types of government-sponsored or government-organized insurance funds) and all loss adjustment expenses and defense costs, including, without limitation, (i) all expenses incurred by or on behalf of a Company related to the investigation, appraisal, adjustment, litigation, defense or appeal of claims under or covered by the Insurance Contracts and/or coverage actions under or covered by the Insurance Contracts, (ii) all liabilities for consequential, exemplary, punitive or similar extra contractual damages, or for statutory or regulatory fines or penalties, or for any loss in excess of the limits arising under or covered by any Insurance Contract, and (iii) court costs accrued prior to final judgment, prejudgment interest or delayed damages and interest accrued after final judgment.

“Loss Reserve True Up Report” has the meaning set forth in Section 2.2(b).

“Loss Reserve Adjustment” has the meaning set forth in Section 2.2(d).

“Loss Reserves” shall mean, with respect to a Company, as of any date the amount recorded on the books of such Company, net of Inuring Reinsurance but without taking into account the reinsurance ceded to the Reinsurer hereunder, on account of its actual or potential obligations for unpaid Losses as of such date, including, without limitation, amounts for incurred but not reported Losses (“IBNR”), calculated consistent with the established actuarial practices applied by such Company in respect of the Insurance Contracts, but in all cases consistent with the reserve requirements, statutory accounting rules and actuarial principles applicable to such Company under Applicable Law as of the date at issue. For avoidance of doubt, such reserve requirements, statutory accounting rules and actuarial principles as of the date hereof shall be those in effect prior to giving effect to the Merger but thereafter such reserve requirements, statutory accounting rules and actuarial principles shall be those then in effect.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Merger Sub” means the subsidiary of the Seller that will merge with Tower pursuant to the Merger.

“National General” has the meaning set forth in the Recitals.

“New Policies” has the meaning set forth in the Recitals.

“Parties” has the meaning set forth in the first paragraph.

“Person” shall mean any individual, corporation, partnership, firm, joint venture, association, joint-stock company, limited liability company, trust, estate, unincorporated organization, Government Entity or other entity.

“Personal Lines Cut-Through QSA” has the meaning set forth in the Recitals.

“Personal Lines Reinsurer” has the meaning set forth in the Recitals.

“Personal Lines SPA” means that certain Personal Lines Stock Purchase Agreement dated January 3, 2014 between the Seller and National General Holdings.

“Reinsurer” has the meaning set forth in the first paragraph.

“Seller” has the meaning set forth in the Recitals.

“Tower” has the meaning set forth in the Recitals.

“Trust Account” has the meaning set forth in Section 3.3(b).

“Trust Agreement(s)” has the meaning set forth in Section 3.3(b).

“Trustee” has the meaning set forth in Section 3.3(b).

Article 2

BASIS OF REINSURANCE AND BUSINESS REINSURED

Section 2.1 Existing Business.

(a) Each Company hereby cedes, and the Reinsurer hereby assumes, one hundred percent (100%) of all Losses occurring on or prior to the date hereof for which such Company is liable in respect of the Insurance Contracts (other than Losses assumed under the Commercial Lines Cut-Through QSA and the Personal Lines Cut-Through QSA). All Losses reinsured hereunder and any payments of Claims with respect to such Losses by the Reinsurer shall be net Inuring Reinsurance paid and collected for the benefit of the applicable Company.

(b) In the event the Reinsurer makes an indemnity payment on behalf of a Company directly to any policyholder, insured or third party pursuant to any Insurance Contract that pays, in full or in part, a Loss, cost or expense under such Insurance Contract, such payment satisfies and extinguishes any and all obligation of the Reinsurer hereunder to indemnify such Company for such Loss, cost or expense to the extent of such payment. In no event shall the Reinsurer be obligated hereunder to indemnify with respect to any Loss, cost or expense under an Insurance Contract for an amount in excess of such Loss, cost or expense.

Section 2.2 Transfer of Loss Reserves.

(a) On the Closing Date, the Companies shall convey to the Reinsurer one hundred percent (100%) of the aggregate Loss Reserves of the Companies by wire transfer of immediately available funds in an amount equal to [        ] Dollars ($[        ]), which amount represents the estimate of the Loss Reserves as of the Closing Date (the “Initial Loss Reserve Transfer Amount”).

(b) Within ninety (90) days following the Closing Date, the Reinsurer shall perform a calculation of the aggregate Loss Reserves of the Companies as of the Closing Date, and, if different from the Initial Loss Reserve Transfer Amount, the Reinsurer shall send to the Companies its computation of such aggregate Loss Reserve together with its work papers used to compute the same (the “Loss Reserve True Up Report”). Such aggregate Loss Reserves shall be calculated utilizing the established actuarial practices as followed by the Companies in respect of the Insurance Contracts, as well as the reserve requirements, statutory accounting rules and actuarial principles applicable to the Companies as of the Effective Time.

(c) Within ten (10) days following the Companies’ receipt of the Loss Reserve True-Up Report, the Parties shall confer in good faith with regard to any disputed calculations and an appropriate adjustment shall be made to the aggregate Loss Reserves as agreed upon by the Parties. If the Parties are unable to agree on an appropriate adjustment within twenty (20) days of the Loss Reserve True Up Report, “Alternative Accountants,” whose decision on the matter shall be binding on the Parties, shall be designated by agreement between the Companies and the Reinsurer. If the Parties fail to agree on the selection of the Alternative Accountants, the Alternative Accountants shall be selected by mutual agreement of each of the Companies’ and the Reinsurer’s outside independent auditors. The Alternative Accountants shall conduct such analysis as they deem appropriate, during a period not to exceed thirty (30) days after they are selected, to determine the amounts which they conclude should have been reflected in the Loss Reserve True Up Report and shall issue their decision (which shall be rendered in writing and shall specify the reasons for the decision) within fifteen (15) days after the conclusion of their analysis. The Alternative Accountants’ decision shall include a determination of the aggregate Loss Reserve, the amounts which they have determined should be used for the Loss Reserve True Up Report and a determination of the Loss Reserve Adjustment (as that term is defined in Section 2.2(d)) due to the Reinsurer or the Companies, as the case may be. Each Party shall make available to the other Party and the Alternative Accountants such work papers as may be reasonably necessary to calculate the aggregate Loss Reserves and Loss Reserve Adjustment under this Section 2.2(c). No Party shall have any ex parte discussions or communications, directly or indirectly, with the Alternative Accountants regarding the subject matter of a dispute arising under this Section 2.2(c), unless the Party seeking such discussions or communications first obtains the other Party’s written consent to such ex parte contact with the Alternative Accountants. For the avoidance of doubt, in the event of any dispute with respect to the Loss True Up Report, such dispute shall be governed by this Section 2.2 and the procedures set forth herein.

(d) On the fifth (5th) business day following the deemed acceptance of, the mutual written agreement of the Companies and the Reinsurer to, or the determination by the Alternative Accountants of, the aggregate Loss Reserves, if the aggregate Loss Reserves exceeds the Initial Loss Reserve Transfer Amount, the Companies shall remit funds to the Reinsurer equal to the difference, and if the aggregate Loss Reserves are less than the Initial Loss Reserve Transfer Amount, the Companies shall be paid such difference by the Reinsurer (the amount so transferred being herein called the “Loss Reserve Adjustment”).

(e) From and after the Effective Time, the Reinsurer shall maintain as a liability on its statutory financial statements adequate reserves for all liabilities ceded under this Agreement. The Reinsurer shall provide the Companies with its periodic reports filed with its insurance regulators and a copy of its audited financial statements along with the audit report thereon within fifteen (15) days of the Reinsurer’s filing of such statements and reports with the insurance regulator of its jurisdiction of domicile.

Section 2.3 Inuring Reinsurance.

As additional consideration for the liabilities assumed by the Reinsurer pursuant to this Agreement, the parties hereby agree that all Inuring Reinsurance shall inure to the benefit of the

Reinsurer and, accordingly, any recovery of funds under the Inuring Reinsurance shall be paid promptly to the Reinsurer.

ARTICLE 3

PAYMENTS, OFFSET, AND SECURITY

Section 3.1 Offset Rights.

Except as otherwise expressly provided, each Party hereto, and each of its respective Affiliates at the time an offset is asserted, shall have, and may exercise at any time and from time to time, the right to offset any balance or balances due to the other Party under this Agreement at the time an offset is asserted; provided, however, that in the event of the insolvency of a Party hereto or any of its Affiliates, offsets shall only be allowed in accordance with the provisions of Applicable Law.

Section 3.2 Reports and Remittances.

(a) The Parties shall conduct monthly settlements based upon monthly bordereaux to be provided by or on behalf of the Reinsurer evidencing the amount due or to be due in a form, and containing such detail, as is agreed to by the Parties. Each Party shall pay or credit in cash or its equivalent to the other all gross amounts for which it may be liable under the terms and conditions of this Agreement within thirty (30) days after receipt of each monthly bordereau.

(b) The Companies and the Reinsurer shall furnish each other with such records, reports and information with respect to the Losses, Claims, Inuring Reinsurance, and the reinsurance contemplated hereby as may be reasonably required by the other Party to comply with any internal reporting requirements or reporting requirements of any Governmental Entity or to prepare and complete such Party’s quarterly and annual financial statements.

(c) If a Company or the Reinsurer receives notice of, or otherwise becomes aware of, any inquiry, investigation, proceeding, from or at the direction of a Governmental Entity, or is served or threatened with a demand for litigation, arbitration, mediation or any other similar proceeding relating to the Insurance Contracts, such Company or the Reinsurer, as applicable, shall promptly notify the other party thereof, whereupon the parties shall cooperate in good faith and use their respective commercially reasonable efforts to resolve such matter in a mutually satisfactory manner in light of all the relevant business, regulatory and legal facts and circumstances.

(d) Each Party shall have the right, through authorized representatives and upon reasonable advance notice during normal business hours, to periodically audit and inspect all books, records, and papers of the other Party solely in connection with the Insurance Contracts, the Inuring Reinsurance and any reinsurance hereunder or claims in connection therewith. Each Party shall treat the other Party’s books, records, and papers in confidence. Each Party shall comply in all material respects with its privacy policies as to and all Privacy Laws with respect to Personal Information. “Personal Information” means any information related to an identified or identifiable natural person and does not meet the definition of de-identified as defined by the Health Insurance Portability and Accountability Act of 1996. “Privacy Laws” shall mean any laws, statutes, rules, regulations, codes, orders, decrees, and rulings thereunder of any federal, state, regional, county, city, municipal or local government of the United States that relate to privacy, data protection or data transfer issues.

Section 3.3 Security.

(a) As regards Insurance Contracts coming within the scope of this Agreement, each Ceding Company agrees that, when it files with the applicable jurisdiction(s) or sets up on its books reserves for the Policies covered hereunder, which it is required by law to set up, it will forward to the Reinsurer a statement showing the proportion of such reserves applicable to it. For purposes of this Article, “reserves” will consist of:

(i) Loss and loss adjustment expense paid by such Company but not recovered from the Reinsurer;

(ii) Loss and loss adjustment expense reported and outstanding; and

(iii) A reserve amount for incurred but not reported losses.

(b) The Reinsurer hereby agrees that with respect to each Ceding Company, severally, it will fund an amount equal to the Reinsurer’s proportion of such reserves by establishing a trust account pursuant to trust agreement (“Trust Account”) which may be combined with one or more of the following:

(i) Cash advances or funds withheld; or

(ii) Letters of credit

(c) Except as otherwise provided herein, the Reinsurer will have the option of determining the method of funding referred to above, provided it is reasonably acceptable to the applicable Ceding Company and, to the extent that funding is required for such Ceding Company to receive credit for the reinsurance under this Agreement, each applicable regulatory authority. Income on the amounts funded as provided above shall accrue to the benefit of the Reinsurer.

(d) If a Reinsurer’s choice of funding is or includes a letter of credit, it will apply for and secure delivery to the applicable Ceding Company of a clean, irrevocable, unconditional letter of credit, dated on or before December 31 of the year in which the request is made, issued by a member of the Federal Reserve System or any other bank approved for use by the National Association of Insurance Commissioners’ Securities Valuation Office and such Ceding Company, containing provisions acceptable to the insurance regulatory authorities having jurisdiction over such Ceding Company’s reserves in an amount equal to the Reinsurer’s proportion of such reserves as shown in the statement prepared by such Ceding Company.

(e) Any letter of credit will be issued for a period of not less than one year, and will be automatically extended for one year from its date of expiration or any future expiration date unless thirty (30) days prior to any expiration date the issuing bank notifies the Ceding Company that is the beneficiary of such letter of credit by registered mail that the issuing bank elects not to consider the letter of credit extended for any additional period. An issuing bank, not a member of the Federal Reserve System or not chartered in the state of domicile of the Ceding Company that is the beneficiary of such letter of credit, will provide 60 days’ notice to such Ceding Company prior to any expiration in the event of nonextension.

(f) Notwithstanding any other provisions of this Agreement, a Ceding Company or its court-appointed successor in interest may draw upon and apply any amounts which it may draw against such letter of credit or trust agreement (pursuant to the terms of the agreement under which the letter of credit or trust agreement is held), or any other method of funding that may apply, at any time without diminution because of the insolvency of such Ceding Company or of Reinsurer for one or more of the following purposes only:

(i) To reimburse such Ceding Company for the Reinsurer’s share of unearned premium (if applicable) on Insurance Contracts reinsured hereunder on account of cancellations of such Insurance Contracts.

(ii) To pay the Reinsurer’s share or to reimburse such Ceding Company for the Reinsurer’s share of any Loss reinsured by this Agreement, which has not been otherwise paid.

(iii) To make refund of any sum in excess of 102% of the actual amount of the Reinsurer’s security requirement under this Agreement.

(iv) In the event of nonextension of the letter of credit as provided for above, to establish deposit of the Reinsurer’s security requirement under this Agreement. Such cash deposit will be held in an interest-bearing account separate from such Ceding Company’s other assets, and interest thereon will accrue to the benefit of the Reinsurer, except that any such interest shall accrue to the benefit of such Ceding Company to the extent that the Reinsurer has not fully complied with its funding obligations hereunder.

(v) In the event that the Reinsurer funds its obligations hereunder by use of a trust agreement, where such Ceding Company has received notification of termination of the trust account established by the trust agreement to secure the Reinsurer’s obligations to such Ceding Company and where the Reinsurer’s entire obligations to such Ceding Company under the Agreement remain unliquidated and undischarged ten (10) days prior to the termination date, to withdraw amounts equal to such Reinsurer’s obligations under the Agreement, including reserves for outstanding claims (including claims incurred but not reported), reserves for loss adjustment expenses and reserves for unearned premium, if applicable, and deposit those amounts in a separate account, in the name of such Ceding Company in any qualified United States financial institution as defined in relevant state insurance laws and regulations apart from its general assets, in trust for such uses and purposes specified above as may remain executory after such withdrawal and for any period after the termination date.

(vi) To pay the Reinsurer’s share of any other amounts such Ceding Company claims are due under this Agreement.

(g) Monthly, each Ceding Company will prepare, for the sole purpose of determining the funding required in this Article, a specific statement of the Reinsurer’s security requirement under this Agreement. If the statement shows that the Reinsurer’s security requirement exceeds the balance of funding as of the statement date, the Reinsurer will, within fifteen (15) days after receipt of notice of such excess, make an adjustment increasing the amount of such funding by the amount of such difference. If, however, the statement shows that the Reinsurer’s security requirement is less than the balance of funding as of the statement date, such Ceding Company will, within fifteen (15) days after receipt of written request from the Reinsurer release such excess by making the appropriate adjustment.

ARTICLE 4

CLAIMS, UNDERWRITING AND OTHER ADMINISTRATION

(a) On and after the Effective Time, each Company will provide prompt notice to the Reinsurer or its designee of all Claims (but only to the extent such Claims are not otherwise known or reported to the Reinsurer or any of its Affiliates), and the Reinsurer or its designee will have the obligation to investigate and defend, as applicable, at its own expense, any Claim affecting this Agreement and to administer the Insurance Contracts and the Claims thereunder. At the request of the Reinsurer or such designee, each Company will jointly associate with the Reinsurer, at the expense of the Reinsurer, in the defense or control of any Claim, suit or proceeding involving this reinsurance, and such Company shall cooperate with the Reinsurer or such designee in every respect to procure the most favorable disposition of such claim, suit or proceeding.

(b) Each Company grants to the Reinsurer, or one or more of the Reinsurer’s Affiliates designated by the Reinsurer, as of the Effective Time authority in all matters relating to the administration of Inuring Reinsurance, the Insurance Contracts and any Claims thereunder, including the authority (i) to pay Claims on behalf of such Company, (ii) to communicate directly with policyholders, (iii) to handle the service and management of the Insurance Contracts, including without limitation the authority to (A) adjust and settle claims under the Insurance Contracts; (B) set and establish loss reserves for the Insurance Contracts; and (C) any and all other acts or duties that would otherwise be performed by such Company necessary and appropriate to the Insurance Contracts, to the extent such authority may be granted pursuant to Applicable Law and the Reinsurer, or one or more of the Reinsurer’s Affiliates designated by the Reinsurer, shall perform all such functions as outlined herein, and (iv) to collect amounts payable to such Company under Inuring Reinsurance, including intervening in any action to collect Inuring Reinsurance. In exercising such authorities, the Reinsurer or any such Affiliate may delegate the performance of any duty described above to a third party; provided that no such delegation shall relieve the Reinsurer of its obligations hereunder. Subject to the forgoing limitation, effective as of the Effective Time, each Company hereby appoints the Reinsurer as its attorney-in-fact with respect to the rights, duties and privileges and obligations of such Company in and to the Insurance Contracts, with full power and authority to act in the name, place and stead of such Company with respect to such contracts, including without limitation, the power to service such contracts, to adjust, defend, settle and to pay all Claims, to recover salvage and subrogation for any losses incurred and to take such other and further actions as may be necessary or desirable to effect the transactions contemplated by this Agreement, provided, that the Reinsurer covenants to exercise such authority in a professional manner and to use the same level of care as is used in administering the Reinsurer’s other insurance business. As part of the foregoing, each Company grants full authority to the Reinsurer to adjust, settle or compromise all Losses hereunder, and all such adjustments, settlements and compromises shall be binding on such Company. Each Company agrees to cooperate fully with the Reinsurer in the transfer of such administration, and the Reinsurer agrees to be responsible for such administration.

(c) The Companies agrees that so long as (i) the Reinsurer is solvent, and (ii) the Reinsurer or its designee shall not be in material breach of its obligations to service and administer the Insurance Contracts or the Claims under this Agreement, the Companies will not take action to prevent or limit the Reinsurer or its designee from servicing or administering the Insurance Contracts or the Claims as contemplated by this Agreement. If the Reinsurer (i) becomes insolvent, makes an assignment for the benefit of its creditors, or becomes the subject of any voluntary or involuntary supervision, conservation, rehabilitation, liquidation or other similar proceeding, the Reinsurer’s authority under this Article 4 shall be automatically revoked and the Companies shall handle, or retain a third-party administrator to handle, the administration and runoff of the Insurance Contracts and all reasonable costs and expenses incurred by or on behalf of the Companies in taking back and administering the runoff of the Insurance Contracts shall constitute loss adjustment expenses fully reinsured under this Agreement. In all other circumstances, if the Reinsurer fails to cure a material breach of its servicing or other obligations hereunder within thirty (30) days following the Companies’ written notice to Reinsurer of such breach, which notice shall in reasonable detail describe the nature of such breach or, if such breach shall not be reasonably susceptible to cure within such thirty (30) day period such additional reasonable time not exceeding an additional thirty (30) days as shall be necessary to cure such breach, the Companies shall have the right to exercise their remedy options set forth in the last sentence of this paragraph. The remedies available to the Companies, without prejudice to any other remedies otherwise available, shall include: (1) the Companies shall have the option, at its sole discretion, (i) to revoke the Reinsurer’s authority hereunder and handle the administration and runoff of the Insurance Contracts directly or through their designee, or (2) to provide the Reinsurer with a list of three third-party administrators acceptable to the Companies, and the Reinsurer shall, within thirty (30) days, contract (at the Reinsurer’s expense) with one of such listed third-party administrator to perform all of the Reinsurer’s claim-handling duties and all duties under this Article 4, with the terms of such contract subject to the agreement of the Companies, which agreement shall not be unreasonably withheld; or (3) should the Reinsurer fail to comply with the foregoing clause (2), the Companies shall have the option, at its sole discretion, to revoke all or a portion of the Reinsurer’s authority pursuant to this Article 4, and to contract with one of the listed third-party administrators. In all cases, the reasonable expenses incurred by the Companies pursuant to this Section 4(c) shall be deemed to constitute loss adjustment expenses fully reinsured under this Agreement.

(d) The Reinsurer shall maintain sufficient resources and adequate staffing levels of personnel with appropriate experience to administer the Insurance Contracts in a professional manner and shall administer the Insurance Contracts in accordance with all Applicable Laws.

(e) The Reinsurer shall use its own claims practices and procedures, loss control services and other administrative practices and procedures in administering and managing the Claims. The Companies acknowledges that they have reviewed, or had the opportunity to review, all such practices and procedures as in effect at the inception of this Agreement and approve of the same for the Reinsurer’s use in administration and management of the Claims. Notwithstanding the foregoing, the Parties understand and acknowledge that all management services performed by the Reinsurer with respect to the Insurance Contracts issued by a Company shall be provided subject to the general supervision and control of such Company and its officers and directors. For the avoidance of doubt, and notwithstanding the delegation of duties contained in this Agreement, each Company has and retains the ultimate control of and authority over the performance of all functions and services delegated hereunder by it.

ARTICLE 5

REGULATORY MATTERS

At all times during the term of this Agreement, each Company and the Reinsurer shall hold and maintain all licenses and authorizations required under Applicable Law and otherwise take all actions that may be necessary to perform its obligations hereunder.

ARTICLE 6

DUTY OF COOPERATION & INDEMNITY

Section 6.1 Cooperation.

Each Party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement.

Section 6.2 Indemnity

This Agreement is an agreement for indemnity reinsurance solely between the Companies and the Reinsurer and shall not create any legal relationship whatsoever between the Reinsurer and any Person other than the Companies.

ARTICLE 7

[INTENTIONALLY OMITTED]

ARTICLE 8

INSOLVENCY

In the event of the insolvency of a Company, this reinsurance shall be payable directly to such Company or its liquidator, receiver, conservator or statutory successor on the basis of the amount of the claims allowed in the insolvency proceeding without diminution because of the insolvency of such Company or because the liquidator, receiver, conservator or statutory successor of such Company has failed or is unable to pay all or a portion of a claim, except where (a) this Agreement specifically provides another payee of such reinsurance in the event of such Company’s insolvency, provided that this exception shall only apply to the extent that the reinsurance proceeds due such payee are actually paid by the Reinsurer, or (b) the Reinsurer, with the consent of the direct insured or insureds, has assumed such policy obligations of such Company as direct obligations of the Reinsurer to the payees under such policies and in full and complete substitution for the obligations of such Company to such payees. It is agreed, however, that the liquidator, receiver, conservator or statutory successor shall give written notice to the Reinsurer of the pendency of a claim against such Company indicating the Insurance Contract which involves a possible liability on the part of the Reinsurer within reasonable time after such claim is filed in the conservation or liquidation proceeding or in the receivership and that, during the pendency of such claim, the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses that it may deem available to such Company or its liquidator, receiver, conservator or statutory successor. The expenses thus incurred by the Reinsurer shall be chargeable, subject to the Court’s approval, against such Company as part of the expense of the conservation or liquidation to the extent of a pro rata share of the benefit that may accrue to such Company solely as a result of the defense undertaken by the Reinsurer.

ARTICLE 9

REGULATORY APPROVALS

The Companies and the Reinsurer shall submit all necessary registrations, filings and notices with, and obtain all necessary consents, approvals, qualifications and waivers from, all Governmental Entities and other parties which may be required under Applicable Law as a result of the transactions contemplated by this Agreement. The Parties agree that where formal approval is required by any Governmental Entity, this Agreement shall not be effective as to any and all Insurance Contracts to be reinsured hereunder in such jurisdiction until such approval is obtained.

ARTICLE 10

DURATION

This Agreement shall not be subject to termination by any Party except (i) by written agreement between Reinsurer and the Companies on the date indicated by such agreement, after receipt of any required approval from Government Entities, or (ii) upon the expiration of all liability on all Insurance Contracts, and the complete performance by Reinsurer and the Companies of all obligations and duties arising under this Agreement.

ARTICLE 11

FOLLOW THE FORTUNES

The Reinsurer’s liability shall attach simultaneously with that of the Companies and shall be subject in all respects to the same risks, original terms and conditions, interpretations, waivers, and to the same cancellation of the Insurance Contracts as the Companies are subject to, the true intent of this Agreement being that the Reinsurer shall, in every case to which this Agreement applies, follow the fortunes and follow the settlements of the Companies.

ARTICLE 12

SURVIVAL; INDEMNIFICATION

Section 12.1 Indemnification.

(a) The Reinsurer agrees to indemnify and hold the Companies and their Affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against and in respect of all Damages resulting from or relating to a breach by the Reinsurer of any covenant or agreement of the Reinsurer in this Agreement and to be performed after the date hereof.

(b) Each Company agrees, severally and not jointly, to indemnify and hold the Reinsurer and its Affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against and in respect of all Damages, resulting from or relating to a breach by such Company of any covenant or agreement of such Company in this Agreement and to be performed after the date hereof

ARTICLE 13

MISCELLANEOUS

Section 13.1 Notices. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the Parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

(a) If to any Company, to:

National General Management Corp.

59 Maiden Lane, 38th fl

New York, NY 10038

Attention: Jeffrey Weissmann, Esq.

Facsimile: (212) 380-9499

E-mail: jeffrey.weissmann@ngic.com

with copies to:

AmTrust Financial Services, Inc.

59 Maiden Lane, 43rd fl

New York, NY 10038

Attn: Stephen Ungar, Esq.

Facsimile No.: (212) 220-7130

E-mail: Steve.Ungar@amtrustgroup.com

or to such other person or address as the Companies shall furnish to the Reinsurer in writing.

(b) If to the Reinsurer, to:

ACP Re, Ltd.

59 Maiden Lane, 38th fl

New York, NY 10038

Attention: Jeffrey Weissmann, Esq.

Facsimile: (212) 380-9499

E-mail: jeffrey.weissmann@ngic.com

or to such other person or address as the Reinsurer shall furnish to the Companies in writing.

If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any Party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

Section 13.2 Assignment; Parties in Interest.

(a) Assignment. Except as expressly provided herein, the rights and obligations of a Party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other Party.

(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns. Except as provided in Section 3.1, nothing contained herein shall be deemed to confer upon any other Person any right or remedy under or by reason of this Agreement.

Section 13.3 Waivers and Amendments; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power, remedy or privilege, nor any single or partial exercise of any such right, power, remedy or privilege, preclude any further exercise thereof or the exercise of any other such right, remedy, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have under Applicable Law or in equity.

Section 13.4 Governing Law; Venue. This Agreement shall be construed and interpreted according to the internal laws of the State of New York excluding any choice of law rules that may direct the application of the laws of another jurisdiction. Subject to the provisions of Article 7, the Parties hereby stipulate that any action or other legal proceeding arising under or in connection with this Agreement may be commenced and prosecuted in its entirety in the federal or state courts sitting in New York, New York, each Party hereby submitting to the personal jurisdiction thereof, and the Parties agree not to raise the objection that such courts are not a convenient forum. Process and pleadings mailed to a party at the address provided in Section 13.1 shall be deemed properly served and accepted for all purposes.

Section 13.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 13.6 Entire Agreement; Merger. This Agreement, the Ancillary Agreements, and any exhibits, schedules and appendices attached hereto and thereto together constitute the final written integrated expression of all of the agreements among the Parties with respect to the subject matter hereof and is a complete and exclusive statement of those terms, and supersede all prior or contemporaneous, written or oral, memoranda, arrangements, contracts and understandings between the Parties relating to the subject matter hereof. Any representations, promises, warranties or statements made by any Party which differ in any way from the terms of this Agreement or any applicable provisions contained in the Ancillary Agreements shall be given no force or effect. The Parties specifically represent, each to the other, that there are no additional or supplemental agreements or contracts between or among them related in any way to the matters herein contained unless specifically included or referred to in this Agreement or any applicable provisions contained in the Ancillary Agreements. No addition to or modification of any provision of this Agreement or any applicable provisions of the Ancillary Agreements shall be binding upon either Party unless embodied in a dated written instrument signed by both Parties.

Section 13.7 Exhibits and Schedules. All exhibits, schedules and appendices are hereby incorporated by reference into this Agreement as if they were set forth at length in the text of this Agreement.

Section 13.8 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

Section 13.9 Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under Applicable Law or regulations, that provision shall not apply and shall be omitted to the extent so contrary, prohibited, or invalid; but the remainder of this Agreement shall not be invalidated and shall be given full force and effect insofar as possible.

Section 13.10 Expenses. Regardless of whether or not the transactions contemplated in this Agreement are consummated, each of the Parties shall bear their own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

Section 13.11 Currency. The currency of this Agreement and all transactions under this Agreement shall be in United States Dollars.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year first written above to be effective as of the Effective Time.

[CASTLEPOINT REINSURANCE COMPANY LTD.]/[TOWER REINSURANCE, LTD.]

By

Title

TOWER INSURANCE COMPANY OF NEW YORK

By

Title

CASTLE POINT NATIONAL INSURANCE COMPANY

By

Title

TOWER NATIONAL INSURANCE COMPANY

By

Title

HERMITAGE INSURANCE COMPANY

By

Title

[Signature Page to LPT]

CASTLE POINT FLORIDA INSURANCE COMPANY

By

Title

KODIAK INSURANCE COMPANY

By

Title

NORTH EAST INSURANCE COMPANY

By

Title

YORK INSURANCE COMPANY OF MAINE,

By

Title

MASSACHUSETTS HOMELAND INSURANCE COMPANY

By

Title

PRESERVER INSURANCE COMPANY

By

Title

[Signature Page to LPT]

CASTLE POINT INSURANCE COMPANY

By

Title

[Signature Page to LPT]